UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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NOTICE OF 2022
ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT

TO OUR STOCKHOLDERS

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2022 Annual Meeting of Stockholders of Neenah, Inc. to be held on Thursday, May 19, 2022 at 3:00 p.m. ET. To help improve accessibility, we will continue to hold the 2022 Annual Meeting virtually via live webcast. Additional information regarding the 2022 Annual Meeting may be found in the attached Proxy Statement.

Looking back on 2021, I am proud of the decisive actions of our team to drive top and bottom line growth, address the near-term headwinds of a volatile and unpredictable manufacturing environment, and advance our strategic agenda in alignment with our long-term goals. We saw both businesses recover from the impacts of the COVID-19 global pandemic. Our team met the challenges of input cost and availability pressures, supply chain disruption, and labor shortages head-on with announced pricing and cost containment actions, the benefits of which will continue into 2022. Perhaps most significantly, against this dynamic backdrop, we made meaningful advancements in our safety performance. This is a credit to our employees, whose health and well-being are always our top priority.

We continued to activate our strategy for long-term shareholder value creation. We have a clear strategic framework focused on our four key Growth Platforms: Filtration, Specialty Coatings, Engineered Materials, and Image & Packaging. Our teams continue to prioritize investments and resources to support this growth agenda, and we made significant advancements in 2021, including:

●	Acquiring ITASA, a leading global manufacturer of release liners with a strong history of growth and attractive margins

●	Executing several operational initiatives, including the restart of an idled asset to support growth in premium packaging and the closure of our Appleton, Wisconsin

●	Announcing organic growth investments in both Filtration and Specialty Coating, two of our highest growth and highest margin segments

●	Implementing the Neenah Operating System (NOS), a LEAN principle and methodology approach to drive safety, capacity, and cost improvements

●	Reinvigorating our innovation efforts and launching a number of new products that drive growth and margins

●	Refinancing our debt to provide a more flexible capital structure and lower interest expense

●	Advancing our efforts on environmental, social, and governance initiatives

●	Raising our dividend for the 11th consecutive year

Our growth prospects and potential for value creation are enhanced further by the recent announcement of our merger agreement with Schweitzer-Mauduit International, Inc. (“SWM”), forming a global leader in specialty materials with approximately $3 billion in pro forma combined 2022 revenue, attractive margins and robust growth prospects. Further, this combination is a meaningful acceleration of our strategy, with numerous commercial and financial benefits outlined in our recent investor presentation, including at least $65 million of projected cost synergies within 24-26 months of closing.

We believe that this transformational merger builds on an already promising future, and I could not be more excited about the promise of the new company. With our combined workforce of talented and passionate employees, strong financial position, track record of execution, strategic focus, and key catalysts in place, we believe we have a clear roadmap to create long-term value for our customers, suppliers, employees, and shareholders. We will ask you at another time to vote at a special meeting to approve the transaction, but I look forward to updating you on our progress.

The formal business to be transacted at the 2022 Annual Meeting includes:

●	Election of the two nominees detailed in this Proxy Statement as Class III directors for a three-year term;

●	Approval of an advisory vote on the Company’s executive compensation;

●	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

At the meeting, our directors and executive officers, as well as representatives from Deloitte & Touche LLP, will be in attendance to answer any questions. Regardless of whether you choose to participate or not, please either vote electronically, by telephone, or follow the procedures for requesting written copies of the proxy materials described in the attached Proxy Statement and return the proxy card at your earliest convenience. This will assure your shares will be represented and voted at the 2022 Annual Meeting.

As I conclude, I would like to extend my gratitude to the key stakeholders who enable Neenah’s success. The last two years have clearly shown the value of an agile and dedicated workforce, the deep and strong relationships we have with both our customers and suppliers, and the support we have from our shareholders. I’d also like to thank our Board of Directors for their continued direction and support with special gratitude extended to Tim Lucas, who will be stepping down this year after more than 15 years of outstanding service on our Board of Directors, and as Chair of our Audit Committee.

On behalf of our Board of Directors, thank you for your support and trust.

Sincerely,

Julie A. Schertell

President and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: May 19, 2022	Meeting Time: 3:00 pm. ET

Meeting Place: www.virtualshareholdermeeting.com/NP2022	Record Date: March 25, 2022

Matters that will be voted upon:

1.	A proposal to elect the two nominees named as Class III directors in the attached Proxy Statement to serve until the 2025 Annual Meeting of Stockholders;

2.	A proposal to approve, on an advisory basis, the Company’s executive compensation;

3.	A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of amount Neenah, Inc. for the year ending December 31, 2022; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

NOTICE HEREBY IS GIVEN that the 2022 Annual Meeting of Stockholders of Neenah, Inc. will be held virtually via live webcast on Thursday, May 19, 2022 at 3:00 p.m. ET. The attached Proxy Statement sets out information relating to the above matters. Stockholders of record at the close of business on March 25, 2022 are entitled to receive notice of and to vote during the live webcast and any adjournments thereof. Stockholders can attend the virtual meeting by visiting www.virtualshareholdermeeting.com/NP2022 and using the 16-digit control number found on their proxy card. Stockholders will be able to vote their shares electronically and submit questions during the meeting. Whether or not you plan to attend the virtual meeting, all stockholders are encouraged to vote in advance by using one of the methods described in the attached Proxy Statement.

At the Annual Meeting, shareholders will not be voting on the recently-announced merger agreement with Schweitzer-Mauduit International, Inc. Shareholders will receive a separate proxy statement and related materials before the special meeting we intend to hold to seek shareholder approval for the merger.

This Proxy Statement and the 2021 Annual Report to Stockholders are available on our Investor Relations webpage at: www.neenah.com.

By order of the Board of Directors.

Noah S. Benz

Executive Vice President, General Counsel and Secretary

Alpharetta, Georgia

April 8, 2022

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN VOTE ELECTRONICALLY, BY TELEPHONE, OR REQUEST PRINTED PROXY MATERIALS AND PROMPTLY COMPLETE, EXECUTE, AND RETURN THE PROXY CARD INCLUDED WITH THE PROXY MATERIALS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

Neenah, Inc. 2022 Proxy Statement | 3

Neenah, Inc. 2022 Proxy Statement | 4

PROXY STATEMENT SUMMARY

Our Board of Directors is soliciting proxies from our stockholders in connection with Neenah’s Annual Meeting of Stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company,” and “Neenah” refer to Neenah, Inc. and its consolidated subsidiaries. The approximate date on which this Proxy Statement is being filed and notice is being sent or given to stockholders of record is April 8, 2022.

This summary highlights information contained in the Proxy Statement. It does not include all of the information that you should consider prior to voting and we encourage you to read the entire document prior to voting.

For more complete information regarding Neenah’s financial performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

STOCKHOLDERS ARE BEING ASKED TO VOTE ON THE FOLLOWING MATTERS AT THE 2022 ANNUAL MEETING:

Description	Item	Board Recommendation	Page

Election of Directors The Board and the Nominating and Corporate Governance Committee believe that the two Class III director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of stockholders.	1	FOR Each Director Nominee	44

Advisory Vote to Approve Executive Compensation The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 19 and the Executive Compensation Tables section beginning on page 35. The Board values stockholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	2	FOR	45

Ratification of the Appointment of Deloitte & Touche LLP, as Independent Auditors The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP to serve as the Independent Auditors for the year ending December 31, 2022 is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are asked to ratify the Audit Committee’s selection of the Independent Auditors.	3	FOR	46

Neenah, Inc. 2022 Proxy Statement | 5

BOARD OF DIRECTORS

CLASS III DIRECTORS – NOMINATED FOR RE-ELECTION:

Shruti Singhal

Shruti Singhal is the Chief Executive Officer of Chroma Color Corporation, a leading formulator, and specialty color and additive concentrates supplier. Mr. Singhal has worked in North America and Europe with companies like Henkel, Cognis (now BASF), Rohm & Haas, The Dow Chemical Company, Ashland, Solenis and others throughout his career. Before joining Chroma Color, he served as President of DSM’s Engineering Materials Business. He received a bachelor’s degree in chemical engineering and a master’s degree in chemical engineering from Drexel University. He also completed the Global Marketing Management Program at The Wharton School at the University of Pennsylvania. Mr. Singhal was appointed to Neenah’s Board in July 2021. Mr. Singhal’s educational background and extensive experience in the specialty materials industry make him an effective member of Neenah’s Board.

Age 53 Race/Ethnicity Asian/Non-Hispanic Director Since 2021 Committees Audit Committee Public Directorship Experience N/A Independent Yes

Tony R. Thene

Tony R. Thene currently serves as director and Chief Executive Officer of Carpenter Technology Corporation, a leader in specialty alloy-based materials and process solutions. Mr. Thene began his career at Carpenter in 2013 as Chief Financial Officer and has served as director and Chief Executive Officer since 2015. Prior to joining Carpenter, Mr. Thene served as Chief Financial Officer of the Engineered Products and Solutions Business Group at Alcoa, Inc. from 2010 until 2013. Previously, he served as Vice President, Controller and Chief Accounting Officer of Alcoa. He also previously held various other positions during his 23-year career at Alcoa, including Director, Investor Relations; Chief Financial Officer for the Flat Rolled Products Group; Chief Financial Officer for Alcoa World Alumina and Chemicals; and manufacturing manager for the Alumina Chemicals business. Mr. Thene received his BS in Accounting from Indiana State University and his MBA from the Weatherhead School of Management at Case Western Reserve University. Mr. Thene has served as a director of Neenah since 2019. Mr. Thene’s educational background, financial expertise, and extensive experience in the specialty materials industry make him an effective member of Neenah’s Board.

Age

61

Race/Ethnicity

White/Non-Hispanic

Director Since

2019

Committees

Nominating and Corporate

Governance Committee

Compensation Committee

Public Directorship Experience

Carpenter Technology Corporation

Independent

Yes

Neenah, Inc. 2022 Proxy Statement | 6

CLASS I DIRECTORS – TERM EXPIRING AT THE 2023 ANNUAL MEETING:

William M. Cook

William M. Cook serves as our Non-Executive Chair of the Board. Mr. Cook is the retired Executive Chair (2015 -2016) of Donaldson Company, Inc., a technology driven global company that designs and manufactures filtration systems and their replacement parts. Mr. Cook was also the Chair (2005 - 2015), President and Chief Executive Officer (2004 - 2015) of Donaldson. Prior to that, Mr. Cook held various roles at Donaldson of increasing responsibility in both the U.S. and Europe, including service as Chief Financial Officer (2001 - 2004); Senior Vice President, International (2000 - 2004); and Senior Vice President, Commercial and Industrial (1994 - 2000). Mr. Cook is also currently a Director of IDEX Corporation (where he serves as the Non-Executive Chair of the Board and on the Audit Committee). He is also currently a Director of AXALTA Coating Systems, Ltd. (where he serves as the Non-Executive Chair of the Board and on the Audit Committee. Mr. Cook was a Director of Valspar Corporation (where he served on the Audit Committee) from 2010 to 2017. Mr. Cook brings to the Neenah Board his 35 years of filtration industry and operations experience and financial expertise at Donaldson where he held a wide range of financial and business positions with global responsibilities. Mr. Cook is an experienced public company Board member having served on the Donaldson Board from 2004 - 2016 and as an independent Director for IDEX, Neenah, AXALTA, and Valspar. Mr. Cook also has valuable Board experience from his past service to various private and charitable organizations. Mr. Cook has served as a Director of Neenah since 2016. Mr. Cook holds a BS degree in Business Management and an MBA degree from Virginia Polytechnic Institute and State University (Virginia Tech). Mr. Cook’s educational background, financial expertise, and extensive global experience in leading technology industries makes him an effective member of Neenah’s Board.

Age

68

Race/Ethnicity

White/Non-Hispanic

Director Since

2016

Committees

Audit Committee

Public Directorship Experience

AXALTA Coating Systems, Ltd.

Donaldson Company Inc.

IDEX Corporation

Valspar Corporation

Independent

Yes

Philip C. Moore

Philip C. Moore retired as Senior Vice President, Deputy General Counsel and Corporate Secretary of TD Bank Group, Toronto, Canada on December 31, 2016. Mr. Moore joined TD Bank Group in May 2013, before which he had been a partner at McCarthy Tétrault LLP, Canada’s national law firm where he practiced corporate and securities law in Toronto and Sydney, Australia, with particular emphasis on corporate governance, finance, mergers and acquisitions, and other business law issues. He has been involved in many corporate mergers, acquisitions, dispositions, and reorganizations, as well as capital markets transactions in a variety of industries and geographies. Mr. Moore has extensive experience in corporate transactions involving the pulp and paper industries. Mr. Moore has been awarded “Chartered Director” from the Directors College, Canada’s leading director education program run by McMaster University and the Conference Board of Canada. He has advised on the design and implementation of numerous executive compensation plans and executive compensation governance matters. From 1994 until 2000, he was a director of Imax Corporation and is currently a director of several private corporations. Mr. Moore has served as a director of Neenah since 2004. Mr. Moore received his BA from McMaster University and his LLB from Queen’s University. Mr. Moore’s educational background and extensive experience in corporate governance and business law make him an effective member of Neenah’s Board.

Age 68 Race/Ethnicity White/Non-Hispanic Director Since 2004 Committees Audit Committee Nominating and Corporate Governance Committee Public Directorship Experience Imax Corporation Independent Yes

Neenah, Inc. 2022 Proxy Statement | 7

Julie A. Schertell

Julie A. Schertell is the President & Chief Executive Officer of the Company. Ms. Schertell has been in this role since May 2020. Before this role, Ms. Schertell served as Chief Operating Officer from January 2020 to May 2020, President of Technical Products from September 2018 to December 2019, and President of Fine Paper & Packaging, from January 2011 to September 2018. Ms. Schertell joined the Company in 2008 and served as Vice President of Sales and Marketing for the Fine Paper division through December 2010. Ms. Schertell was previously employed by Georgia-Pacific Corporation in the Consumer Products division where she served as Vice President of Sales Strategy from 2007 to 2008, and as Vice President of Customer Solutions from 2003 through 2007. Ms. Schertell has served as a director of Neenah since 2020. Ms. Schertell’s extensive experience in the industrials and consumer products industries, and leadership positions in the Company make her an effective member of Neenah’s Board.

Age 53 Race/Ethnicity White/Non-Hispanic Director Since 2020 Committees N/A Public Directorship Experience N/A Independent No

CLASS II DIRECTORS – TERM EXPIRING AT THE 2024 ANNUAL MEETING:

Margaret S. Dano

Margaret S. Dano is the former Chair of the Board for Superior Industries International, Inc., a leading manufacturer of aluminum road wheels in the automobile and light truck industry. Ms. Dano was appointed as Chair of the Board in 2014 and served as a director for Superior from 2007 to 2017. In addition, Ms. Dano currently serves as a director of Douglas Dynamics, Inc., a snow and ice control equipment manufacturer for the global light truck market, a position she has held since 2012, where she chairs the Governance Committee and serves on the Compensation and Audit Committees. From 2002 to 2005, Ms. Dano served as Vice President, Worldwide Integrated Supply Chain and Operations for Honeywell Corporation. Before that, she served as Vice President, Worldwide Supply Chain Office Products & GM Printer Papers for Avery Dennison Corporation from 1999 to 2002 and Vice President of Corporate Manufacturing & Engineering from 1996 to 1999. Ms. Dano received a BS in mechanical engineering from Kettering University (formerly the General Motors Institute). Ms. Dano has served as a director of Neenah since 2015. Ms. Dano’s senior executive experience in global manufacturing and supply chain and her public board experience and leadership with manufacturing companies make her an effective member of Neenah’s Board.

Age

62

Race/Ethnicity

White/Non-Hispanic

Director Since

2015

Committees

Nominating and Corporate

Governance Committee

Compensation Committee

Public Directorship Experience

Superior Industries International, Inc.

Douglas Dynamics, Inc.

Independent

Yes

Neenah, Inc. 2022 Proxy Statement | 8

Donna M. Costello

Donna M. Costello was the Chief Financial Officer of C&D Technologies from 2016 until early 2020. Previously, Ms. Costello served as Chief Financial Officer of Sequa Corporation, a $1.5 billion global manufacturer and service provider in the Industrial and Aerospace markets, from 2008 to 2015. Before being promoted to Chief Financial Officer in 2008, Ms. Costello served as Vice President and Controller of Sequa Corporation, which was a publicly traded company until its acquisition by The Carlyle Group in 2007. From 2002 to 2005, Ms. Costello served as Vice President and Controller of Chromalloy Gas Turbine, Sequa’s largest subsidiary. Ms. Costello began her career in 1995 as an auditor for Arthur Andersen and advanced through a series of assignments to become a senior audit manager in 1999. Ms. Costello currently serves as a director of CTS Corporation, a manufacturer of sensors, actuators, and electronic components for the aerospace/defense, industrial, medical, telecommunications/IT, and transportation markets, a position she has held since 2021, where she serves on both the Compensation and Audit Committees. Ms. Costello serves as a director of Horizon Global, a designer, manufacturer, and distributor of custom-engineered towing, trailering, cargo management, and other related accessory products in North America and Europe. She has held this position since 2021, where she serves on the Audit Committee. Ms. Costello received her BBA and MBA from Iona College. Ms. Costello is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Ms. Costello is also a member of the Henry Crown Fellowship Program of the Aspen Institute. Ms. Costello has served as a director of Neenah since 2019. Ms. Costello’s financial expertise and public board experience and leadership with manufacturing companies make her an effective member of Neenah’s Board.

Age 49 Race/Ethnicity White/Non-Hispanic Director Since 2019 Committees Audit Committee Compensation Committee Public Directorship Experience CTS Corporation Horizon Global Corporation Independent Yes

DIRECTORS RETIRING EFFECTIVE AS OF THE 2022 ANNUAL MEETING:

Timothy S. Lucas

Timothy S. Lucas was an independent financial reporting consultant with Lucas Financial Reporting from 2002 until retiring in December 2017. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board (“FASB”), where he was the Director of Research and Technical Activities and Chair of the FASB’s Emerging Issues Task Force. Mr. Lucas has served as a director of Neenah since 2004. Mr. Lucas received his BA in Economics and BS in Accounting from Rice University and his Master of Accounting from the Jesse H. Jones Graduate School, Rice University.

Age 75 Race/Ethnicity White/Non-Hispanic Director Since 2004 Committees Audit Committee Compensation Committee Public Directorship Experience N/A Independent Yes

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DIRECTOR SKILLS SUMMARY

Our Board of Directors possesses diverse experience and perspectives in various areas critical to our business. The Board’s collective knowledge ensures appropriate management and risk oversight and supports our goal of creating long-term sustainable stockholder value.	William M. Cook	Donna M. Costello	Margaret S. Dano	Shruti Singhal	Philip C. Moore	Julie A. Schertell	Tony R. Thene
Senior Executive/Strategic Leadership: Experience in overseeing, developing, and/or implementing business strategy for a publicly listed company or complex organization.	●	●	●	●	●	●	●
Manufacturing/Supply Chain: Experience in manufacturing and/or supply chain management.	●		●	●		●	●
International: Experience in international business management or transactions.	●	●	●	●	●	●	●
Capital/Asset Allocation: Experience in assessing and/or implementing capital and/ or asset allocation decisions.	●	●	●	●	●	●	●
Talent Management & Executive Compensation: Experience in human resources, leadership development, talent management, and/or executive compensation issues.	●		●	●	●	●	●
Audit/Accounting/Financial Statements: Experience preparing, auditing, analyzing, or evaluating financial statements for a complex business.	●	●	●	●	●	●	●
Capital Markets/Investor Relations: Capital markets experience; experience relevant to institutional investor expectations.	●	●	●	●	●	●	●
Legal/Regulatory/Risk Management: Experience in the management or oversight of legal, compliance and regulatory affairs, and risk management.	●	●		●	●		●
Other Board Experience: Experience as a director of a publicly listed company or other complex organization.	●	●	●		●		●

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MEETINGS / COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which we refer to as the Corporate Governance Committee. The Board of Directors held four regularly scheduled meetings and two specially-called meetings in 2021. The directors also participated in additional ad hoc discussions on a variety of matters throughout the year. The Company’s Corporate Governance Policies provide that all directors are expected to regularly attend and participate in Board and Committee meetings and encourage the directors to attend the Company’s Annual Meeting. In 2021, our directors attended 100% of the regularly scheduled and specially scheduled meetings of the Board and of the committees of which he or she is a member. All of the Company’s directors were in attendance at the 2021 Annual Meeting.

Neenah holds regularly scheduled executive sessions of the independent directors at each Board meeting. As Chair of the Board, Mr. Cook presides at all of the executive sessions.

AUDIT COMMITTEE

The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange (“NYSE”) and the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee has been established in accordance with applicable rules promulgated by the NYSE and the SEC. The Audit Committee assists the Board in monitoring:

●    the quality and integrity of our financial statements;

●    our compliance with ethical policies contained in our Code of Business Conduct and Ethics, and legal and regulatory requirements;

●    the independence, qualification and performance of our registered public accounting firm;

●    the performance of our internal auditors; and related party transactions; and

●    policies concerning risk assessment and risk management, including, cybersecurity, data privacy, and data security risks.

The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

COMMITTEE MEMBERS

Donna M. Costello, Chair

William M. Cook

Philip C. Moore

Shruti Singhal

Timothy S. Lucas

Number of Meetings

9

>  All members are independent

>  All members are financially literate under NYSE standards

>  The Board has determined that Ms. Costello and Messrs. Lucas and Cook are audit committee financial experts within the meaning of the SEC’s rules.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee is comprised solely of directors who meet the NYSE independence requirements. The Corporate Governance Committee:

●    oversees the process by which individuals are nominated to our Board;

●    reviews the qualifications, performance, and independence of members of our Board;

●    reviews and recommends policies with respect to composition, organization, processes and, practices of our Board, including diversity;

●    provides general oversight of environmental and sustainability risk, including, but not limited to, environmental, social, and governance (ESG) matters; and

●    identifies and investigates emerging corporate governance issues and advises the Board on oversight responsibilities relating to the Company’s ethical conduct, corporate culture, and employee health and safety.

The Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

COMMITTEE MEMBERS Margaret S. Dano, Chair Philip C. Moore Tony R. Thene Number of Meetings 4 > All members are independent

Neenah, Inc. 2022 Proxy Statement | 11

COMPENSATION COMMITTEE

The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a “non-employee director” under the Exchange Act, meet the requirements of Rule 10C-1 under the Exchange Act, and meet the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee:

●    reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

●    approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board and other direct reports of the Chief Executive Officer;

●    makes recommendations to our Board concerning our equity-based plans and executive incentive compensation plans;

●    reviews the Company’s human capital management, including diversity, equity and inclusion, talent management, and retention; and

●    reviews with management and approves awards under our short-term and equity-based long-term incentive compensation plans.

The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” below.

COMMITTEE MEMBERS Tony R. Thene, Chair Timothy S. Lucas Margaret S. Dano Donna M. Costello Number of Meetings 5 > All members are independent

Neenah, Inc. 2022 Proxy Statement | 12

CORPORATE GOVERNANCE

BOARD LEADERSHIP

The Board selects from among its members the Chair of the Board. The Board also elects the Chief Executive Officer of the Company. The current Board Leadership is as follows:

William M. Cook

Chair of the Board

Julie A. Schertell

President and Chief Executive Officer

On January 27, 2022, Mr. Lucas delivered notice to the Board of his intent not to stand for re-election as a member of the Board at the Company’s 2022 Annual Meeting. The Board has not made any nominations and does not intend to fill this vacancy at this time. Accordingly, immediately following the 2022 Annual Meeting, the Board will consist of seven members divided into two classes of two directors (Classes II and III) and one class of three directors (Class I).

The Board believes at this time that it is appropriate for Ms. Schertell to continue serving as Chief Executive Officer and a member of the Board. Ms. Schertell’s position as both Chief Executive Officer and director provides continuity of leadership between the senior executive team and the Board and enhances the corporate governance environment of the Board.

Independent Directors

Our Amended and Restated Bylaws provide that a majority of the directors on our Board shall be independent and currently seven out of the eight directors are independent. Immediately following the 2022 Annual Meeting, six out of the seven directors will be independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide for independence standards consistent with NYSE listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. Having six out of seven independent directors provides Neenah with a sufficient level of oversight, governance and independence without unduly limiting the senior executives from acting in the best interest of the Company and its stockholders.

In evaluating the independence of our independent directors, the Board also considered whether any of the independent directors had any material relationships with Neenah and concluded that no such material relationship existed that would impair their independence (see “Approval of Related Party Transactions” below). In making this determination, the

Board relied both on information provided by our directors as well as information developed internally by Neenah. As is currently the case, immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Corporate Governance Committee and the Board have affirmatively determined that six of the Company’s seven directors do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards, rules and regulations and our Corporate Governance Policies. Immediately following the 2022 Annual Meeting, Neenah’s independent directors will be Margaret S. Dano, Philip C. Moore, Tony R. Thene, William M. Cook, Donna M. Costello and Shruti Singhal.

Nomination of Directors

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Corporate Governance Committee has adopted, and the Board has ratified, the “Neenah, Inc. Policy Regarding Qualification and Nomination of Director Candidates.”

The Corporate Governance Committee seeks to create a Board that is strong in its collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, education, background and global markets.

Qualified candidates for director are those who, in the judgment of the Corporate Governance Committee, possess all of the following personal attributes and a sufficient mix of the following experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Corporate Governance Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, effectiveness, currency of work history, and diversity. Experience attributes of a Board candidate considered by the Corporate Governance Committee include: financial acumen, general business experience, industry knowledge, diversity of view-points, special business experience, and expertise. When the Corporate Governance Committee reviews a potential new candidate, the Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and our company at that time, given the then-current mix of director attributes.

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The Corporate Governance Committee utilizes various methods for identifying and evaluating nominees for director.

The Corporate Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Corporate Governance Committee members; (ii) other directors of Neenah; (iii) management of Neenah; and (iv) stockholders of Neenah. The Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to identify qualified director candidates.

The Corporate Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of Neenah of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received by Neenah not less than 50 calendar days nor more than 75 calendar days prior to the Annual Meeting, or if Neenah gives less than 60 calendar days’ notice of the meeting date, the notice of nomination must be received no later than the close of business on the 10th calendar day following the day on which the Annual Meeting date is announced.

To recommend a nominee, a stockholder should write to Noah S. Benz, Executive Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005.

Any such recommendation must include:

●	the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

●	a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the requirements set forth above;

●	a description of all arrangements or understandings between the stockholder and each nominee;

●	such other information regarding the nominee as would be required to be included in a proxy statement filed according to the proxy rules of the SEC; and

●	the nominee’s consent to serve as a director, if elected.

Once director candidates have been identified, the Corporate Governance Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Corporate Governance Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chair of the Board, the Chief Executive Officer and at least one member of the Corporate Governance Committee. The full Board will be kept informed of the candidate’s progress. Using input from such interviews and other information obtained by the Corporate Governance Committee, the Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

The Corporate Governance Committee will re-evaluate existing directors who are being considered for re-nomination based on each director’s satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed. All of the current nominees for director are current members of the Board. Based on the Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above, the Corporate Governance Committee determined to recommend the two directors for re-election. The Corporate Governance Committee has not received any nominations from stockholders for the Annual Meeting.

Corporate Governance Policies

We have adopted the Neenah, Inc. Corporate Governance Policies that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. Copies of the Corporate Governance Policies are available on our website at www.neenah.com on the “Investor Relations” page under the tab “Corporate Governance—Governance Policies and Documents.” Code of Business Conduct and Ethics.

Code of Business Conduct and Ethics

We have adopted and conduct periodic training regarding the Neenah, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by SEC rules and regulations, and NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com on the “Investor Relations” page under the tab “Corporate Governance—Governance Policies and Documents”.

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Human Rights Policy

We have adopted the Neenah, Inc. Human Rights Policy applicable to all stakeholders. The Human Rights Policy sets forth Neenah’s commitment to promoting human rights in accordance with the Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights to ensure that all people are treated with dignity and respect. The Human Rights Policy is available on our website at www.neenah.com on the “Investor Relations” page under the tab “Corporate Governance—Governance Policies and Documents.”

Environmental Policy

We have adopted the Neenah, Inc. Environmental Policy applicable to all stakeholders. The Environmental Policy sets forth Neenah’s commitment to stewardship and sustainability of our natural resources. The Environmental Policy is available on our website at www.neenah.com on the “Investor Relations” page under the tab “Corporate Governance—Governance Policies and Documents.”

ESG Oversight

To ensure that sustainability is prioritized throughout our company, the Company has established a cross-functional ESG Committee. Chaired by our General Counsel, the committee reports to the Board of Directors and is charged with assisting executive leadership in setting ESG strategy, developing and implementing policies and initiatives, overseeing stakeholder communications, and completing periodic reporting and disclosures on ESG matters in compliance with applicable securities laws. We have published an ESG Report describing how environmental and social considerations, and their related financial impacts, are integrated into Neenah’s long term strategy. The ESG Report is available on our website at www.neenah.com on the “Investors Relations” page under the tab “Corporate Governance—Governance Policies and Documents.”

Risk Oversight

The Board participates in risk oversight through the Company’s Enterprise Risk Evaluation conducted by our Chief Financial Officer and General Counsel, in conjunction with the Company’s internal audit and senior management team, and holds management accountable for the maintenance of high ethical standards and effective policies and practices to protect the Company’s assets and enhance the Company’s culture. Annual findings are reported to the Audit Committee pursuant to the requirements of its charter and the full Board reviews an annual report of the findings as required by our Corporate Governance Policies. In addition, the Board has the opportunity to address developing risks at each Board meeting in connection with its regular review of significant safety, business and financial developments. The Company’s senior management team assists the Board in identifying and analyzing significant emerging issues that may impact the company’s overall strategy, global business continuity, and financial results.

The Board believes the processes described above provide for question or complaint regarding any accounting, auditing or internal controls matter, or any issue with regard to our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non management directors, send these matters in writing to c/o General Counsel, Neenah, Inc., Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy and procedures for processing Board communications for all interested parties can be found on our website at www.neenah.com on the “Investor Relations” page under the tab “Corporate Governance—Governance Policies and Documents.”

Approval of Related Party Transactions

The charter of the Audit Committee requires that the Audit Committee review and approve any transactions that would require disclosure under SEC rules and regulations.

To help identify related party transactions and relationships, each director and NEO, as such term is defined in the “Compensation Discussion and Analysis” section of this Proxy Statement, completes a questionnaire on an annual basis that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with the Company or its subsidiaries. Additionally, the Company’s Code of Business Conduct and Ethics prohibits related party transactions and requires that any employee with knowledge of such a transaction provide written notice of the relationship or transaction to the Company’s General Counsel. Neither Neenah nor the Board is aware of any matter in 2021 that required the review and approval of the Audit Committee in accordance with the terms of the charter.

Stockholder Rights Plan

The Company’s Stockholder Rights Agreement expired on November 30, 2014. The Company subsequently decided not to put a new plan in place. We will continue to evaluate the need for such a plan in the future as such need may arise.

Diversity

The Corporate Governance Committee seeks to develop a diverse Board that is representative of our customer, employee and investor base. Our Board currently includes individuals of varying ages, backgrounds, races, ethnicities, and genders, with female members currently serving as Chief Executive Officer, Chairs of the Corporate Governance Committee and Audit Committee.

The Board believes that having directors of diverse gender, ages,

Neenah, Inc. 2022 Proxy Statement | 15

race, and ethnicity, along with varied skills and experiences, contributes to a balanced and effective Board. The Board is committed to inclusiveness and ensuring that the Corporate Governance Committee, in performing its director candidates and recommend candidates to the Board for election, includes candidates with a diversity of ethnicity, race and gender in each pool of candidates from which Board nominees are chosen. The Corporate Governance Committee actively considers for selection as directors those persons who possess a diversity of experience, gender, race, and ethnicity. While the Corporate Governance Committee carefully considers diversity when identifying potential director candidates, the Committee has not established a formal policy regarding diversity.

Director Tenure

Directors with varied tenure contribute to a range of perspectives and ensure we transition knowledge and experience from longer-serving members to those newer to our Board. We have a good mix of new and long-standing directors, with our current directors averaging approximately six years of service as of the 2022 Annual Meeting.

Individuals elected as directors by our shareholders are expected to serve as directors for a minimum of three consecutive three-year terms. Directors may be nominated for election for an additional two terms but will not be nominated for subsequent terms unless the Board determines that circumstances warrant nominating a particular director for one or more additional terms. In the event the Board recommends an individual for nomination for one or more additional terms beyond the stated term limit, the rationale for such nomination will be disclosed in the Company’s Proxy Statement.

*Reflects board membership statistics immediately following the 2022 Annual Meeting.

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2021 DIRECTOR COMPENSATION

The Compensation Committee has responsibility for evaluating and making recommendations to the Board of Directors regarding compensation for our non-employee directors.

Each of our directors (who are not employees) receives the following compensation:

Item	Amount
Annual cash retainer	$72,000
Additional cash retainers for Committee and Board Chairs:
● Board Chair	$80,000
● Audit Committee Chair	$30,000
● Compensation Committee Chair	$30,000
● Corporate Governance Committee Chair	$17,500
Additional cash retainers for Committee Members:
● Audit Committee Members and Chair	$9,000
● Compensation Committee Members and Chair	$7,000
● Corporate Governance Committee Members and Chair	$5,000
Annual value of equity grant	$100,000*

*Annual equity grant paid in restricted stock units (“RSUs”) subject to a one-year vesting period.

Neenah’s director compensation program is intended to align with market-level compensation to attract, motivate, and retain high-performing and diverse quality director talent. Neenah conducts a biennial director pay study to ensure alignment with market-level compensation, the latest of which was undertaken in 2021 and resulted in an adjustment to better align with the market and evolving director workload as shown in the table above.

For the service year beginning on May 20, 2021 and ending on the day before the 2022 Annual Meeting, and in order to more closely align our non-employee directors’ interests with the interests of the Company’s stockholders, each director received a total of 1,850 RSUs. The number of RSUs granted to non-employee directors is calculated annually by dividing the total value of the equity grant by the grant date fair value of the Company’s stock on the day of the grant in the same manner as used to calculate grants for Company employees under the Long-Term Incentive Plan (“LTIP”). The RSUs become fully vested and convert to shares of our common stock on the first anniversary of the date of grant. Employee directors receive no additional compensation and no perquisites for serving on our Board.

Neenah also established the Neenah Directors’ Deferred Compensation Plan (the “Directors’ Deferred Compensation Plan”), which enables each of our non-employee U.S. directors to defer a portion of their cash compensation and RSU awards. In 2021, none of our directors participated in the Directors’ Deferred Compensation Plan.

Each of our non-employee directors is required to own Company stock equal to five times their annual cash retainer. The valuation of restricted stock and options owned by our directors is calculated pursuant to the same guidelines detailed in this Proxy Statement for our named executive officers. All of our non-employee directors met or exceeded the guidelines as of December 31, 2021. Each director has five years in order to meet the stock ownership requirements.

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The following table shows the total compensation paid to each of our non-employee directors in 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William M. Cook	135,000	100,000	235,000
Donna M. Costello	75,000	100,000	175,000
Margaret S. Dano	95,500	100,000	195,500
Timothy S. Lucas	112,000	100,000	212,000
Philip C. Moore	80,000	100,000	180,000
Shruti Singhal(3)	40,500	—	40,500
Tony R. Thene	95,500	100,000	195,500

(1)	Amounts reflect mid-year adjustments to annual cash retainer amounts.

(2)	Amounts reported in this column represent the grant date fair value of the 2021 RSU award granted to each director, calculated in accordance with Financial Accounting Standards Board Statement ASC Topic 718 (“ASC 718”). Due to restrictions imposed by Canadian law, Mr. Moore is not able to receive a quarterly cash dividend on his RSUs. In lieu of receiving such dividends, Mr. Moore is granted additional RSUs on the date of each dividend payment equal in value to the cash dividend that he would have received. Mr. Moore received 74 of these RSUs in 2021.

(3)	Mr. Singhal was appointed to the Board of Directors on July 21, 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

The following section presents an analysis, summary, and overview of our compensation policies and programs, including material decisions made under those policies and programs in setting the compensation levels for 2021 for our named executive officers (each an “NEO”). Decisions made concerning the total compensation package for our NEOs take into consideration the individual executive’s level of responsibility within Neenah, the performance of Neenah relative to internal targets and peer companies, and the creation of long-term stockholder value. We strive to achieve a balanced and competitive compensation package through a mix of base salary, performance-based cash bonuses, long-term performance-based incentives and awards, deferred compensation plans, and welfare benefits.

Compensation Objectives and Philosophy

Neenah’s compensation policies are designed to incorporate the following attributes:

INCLUDED	EXCLUDED

●    Significant component of pay based on performance achievement; more senior positions have a higher percentage of performance-based pay; maximum payment limit on incentive plans

●    Measures are based on achievement of financial targets and enhancement of stockholder value, including the introduction of ESG-related performance metrics in 2022

●    Broad clawback policy

●    Policies validated through an independent consultant reporting to the Compensation Committee, comparison to independent peer companies and stockholder “say-on-pay” votes

●    Strict insider trading policy for equity awards

●    Double trigger change in control arrangements

●    Equity ownership guidelines

●    Annual independent risk assessment to confirm that metrics and goals are appropriate to drive high performance without encouraging unreasonable risk-taking

●    Guaranteed variable compensation and/or open-ended payments

●    Excise tax gross-ups

●    Re-pricing or cash buyout of underwater stock appreciation rights without stockholder approval

●    Market timing of equity awards

●    Excessive perquisites

●    Executive employment contracts

2021 Key Strategic and Financial Achievements

We delivered robust top and bottom line growth.

Consolidated	Adjusted	Adjusted	Adjusted	Year-end
net sales of:	consolidated	EBITDA of:	earnings of:	available
	operating income of:			liquidity of:
$1.0	$72.0	$116.8	$2.53	$170
billion	million	million	per share	million

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We continued to make important progress on strategic initiatives to drive long-term value creation

●	Achieved 30% improvement in our safety recordable incident rate.

●	Grew revenue by 30% to over $1 billion, led by organic volume growth, pricing actions, and a strategic acquisition.

●	Clearly articulated long-range growth goals of 5% topline and 10% bottom-line, with EBITDA margins of 15% or greater. These goals, combined with our four growth platforms of Filtration, Specialty Coatings, Engineered Materials, and Imaging & Packaging, provide a clear strategic framework for direction and focus.

●	Completed the strategic acquisition of ITASA, a leading specialty coating company with a global presence in the release liner market. With revenues of approximately $140 million, ITASA has a historical track record of 8% growth and attractive, mid-teen EBITDA margins.

●	Began execution on two strategic capacity expansion investments supporting some of our highest growth and highest margin products within Filtration and Specialty Coatings platforms. These expansions will start up in 2023 and 2024, supporting our long-term growth goals.

●	Executed several key operational initiatives, including the closure of our Appleton, Wisconsin facility to save $7-8 million annually and the restart of an idled asset to support growth in premium packaging.

●	Rolled out the Neenah Operating System, or NOS, at our two largest facilities. With a long-range goal of $20 million, NOS leverages LEAN-based principles to improve safety, quality, service, and cost, while also driving value through improved productivity and capacity.

●	Refinanced our debt, providing us with a more flexible capital structure and with lower interest expense.

●	Continued to drive innovation and launched a number of new products that will generate incremental revenue and margin.
●	Progressed on key ESG initiatives, including actions designed to reduce energy usage, water consumption, and greenhouse gases, advancements in the diversity of our Board of Directors (with half identifying as female or underrepresented minorities), and receiving recognition from leading sustainability rating agencies (including the EcoVadis Gold Medal in Spain and Silver Medal in all other locations).

●	Increased our dividend for the 11th consecutive year.

Following this section under the heading “Additional Executive Compensation Information” we have included certain tables where you will find detailed compensation information for each of our NEOs. This section is intended to provide additional details regarding Neenah’s compensation practices, as well as the information and process used to create and implement our compensation program for our NEOs and other executive officers.

Named Executive Officers

Julie A. Schertell

President and Chief Executive Officer

Paul F. DeSantis

Executive Vice President, Chief Financial Officer and Treasurer

Kingsley E. Shannon

Executive Vice President, Segment President, Fine Paper & Packaging

Michael W. Rickheim

Executive Vice President, Chief Human Resources Officer and Chief Administrative Officer

Noah S. Benz

Executive Vice President, General Counsel and Secretary

Byron J. Racki

Former Executive Vice President, Segment President, Technical Products

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Our Compensation-Setting Process:

Role of Compensation Committee

The Compensation Committee is responsible for carrying out the Board’s responsibilities for determining the compensation for our NEOs. In that capacity, the Compensation Committee (1) annually reviews and approves the corporate goals and objectives relating to our executive compensation programs, (2) evaluates performance against those goals and objectives, and (3) approves the compensation payable to our NEOs.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s annual meeting of stockholders held on May 20, 2021, greater than 99% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee considered these results and believes the voting results reflect strong stockholder support for the Company’s approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposal votes in order to help understand the environment for future executive compensation practices.

Use of Compensation Consultants

The Compensation Committee charter grants the Committee authority to independently retain compensation consultants, and in 2021 the Committee again engaged Hugessen Consulting, Inc. (“Hugessen”) to provide the Committee with independent advice and assistance in its deliberations regarding compensation matters. At the Committee’s request, Hugessen originated certain analyses, reviewed the information provided by management, and assisted the Committee in assessing 2021 compensation for Neenah’s NEOs. In addition, Hugessen provided input to assist the Committee in establishing the 2021 targeted compensation levels and performance criteria under the Company’s incentive plans.

The Compensation Committee must pre-approve any additional work of a material nature assigned to its consultant and will not approve any such work that, in its view, could compromise Hugessen’s independence as advisor to the Committee. Hugessen does not provide any other services to Neenah. Decisions made by the Committee are the responsibility of the Committee and reflect factors and considerations in addition to the information and recommendations provided by Hugessen. In 2021, the Compensation Committee, in accordance with SEC rules, considered the independence factors having to do with consultant conflicts of interest and determined that the work of Hugessen did not raise any conflicts of interest.

In addition, in 2021 the Company retained Aon Hewitt, Inc. (“Aon”) to advise management on developments relating to executive compensation in general and provide support to management and the Compensation Committee in their ongoing analysis and assessment of the effectiveness of Neenah’s compensation policies and programs. Aon also assisted in the preparation and review of materials prepared by management related to benchmarking and plan designs.

Role of Executive Officers

At the request of the Compensation Committee, our President and Chief Executive Officer, along with our Executive Vice President, Chief Human Resources Officer and Chief Administrative Officer and after extensive market research, make recommendations to our Compensation Committee regarding base salary and target levels for our annual performance bonuses and long-term equity compensation for our executive officers. These recommendations are based on the philosophy and analysis described in this “Compensation Discussion and Analysis” section of this Proxy Statement. Ms. Schertell is not involved in setting or approving her own compensation levels.

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Peer Comparison

To assist in evaluating and determining levels of compensation in 2021 for each element of pay, the Compensation Committee reviewed various sources of data prepared by management including:

Proxy data was collected and analyzed from a peer group of companies in the specialty paper and forest products, industrial machinery, and specialty chemical industries and similar in size to Neenah (the “Peer Group”). For 2021, the Compensation Committee conducted a thorough review of the companies in the Peer Group. The Committee reviewed and discussed the companies presented for consideration, including (i) industry, (ii) revenue size, (iii) market cap, and (iv) total enterprise value, and unanimously selected the following companies:

●	Compass Minerals International, Inc.

●	Ferro Corporation

●	H.B. Fuller Company

●	GCP Applied Technologies, Inc.

●	P.H. Glatfelter Company

●	Ingevity Corporation

●	Innospec, Inc.

●	Kraton Corporation

●	Lydall, Inc.

●	Minerals Technologies, Inc.

●	Myers Industries, Inc.

●	Quaker Houghton

●	Rayonier Advanced Materials, Inc.

●	Rogers Corporation

●	Schweitzer-Mauduit International, Inc.

●	Tredegar Corporation

Data was collected from Aon’s database using a broad industry cut of manufacturing companies with approximate revenues between $500 million and $2.5 billion.

To develop market figures, compensation opportunities for the NEOs were compared to the compensation opportunities for similarly situated executives in comparable positions.

Hugessen reviewed the results of these analyses and provided feedback to the Compensation Committee in connection with their review of competitive pay practices.

Neenah’s management and the Compensation Committee do not believe that it is appropriate to establish compensation levels based solely on peer comparisons or benchmarking; however, marketplace information is one of many factors that we consider in assessing the reasonableness of compensation. Management and the Compensation Committee believe that information regarding pay practices at other companies is useful to confirm that our compensation practices are competitive in the marketplace.

Targeted Compensation Levels

The Compensation Committee establishes targeted total compensation levels based upon performance objectives for our executive officers eligible to receive an annual cash bonus opportunity under the Short-Term Incentive Plan (“STIP”) and equity awards under the LTIP as authorized by the Amended and Restated Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan (the “2018 Omnibus Plan”). In making these determinations, the Committee is guided by the compensation philosophy described below. The Committee also considers historical compensation levels and pay practices at companies in the Peer Group, employee retention, industry conditions, corporate performance versus peer companies, and the overall effectiveness of Neenah’s compensation program in achieving desired performance levels.

As targeted total compensation levels are determined, the Compensation Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay includes cash awards under our STIP program and equity awards under our LTIP, which may be earned based on the Company’s achievement of performance goals. The value of the LTIP award largely depends upon achievement of financial targets and long-term appreciation in the Company’s stock price.

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Neenah’s compensation philosophy is intended to provide competitive pay within the relevant market by targeting the total compensation opportunities and to reward executives for short-term and long-term performance through an overall compensation mix that is targeted to include a minimum of 50% performance-

based compensation for our NEOs. In 2021, our Chief Executive Officer’s compensation was approximately 76% performance-based at target levels and our other NEOs compensation was approximately 58% performance-based at target levels.

CEO @ Target	Other NEOs @ Target

Compensation Components

Our executive compensation includes the base components described below, each of which is designed to accomplish specific goals of our compensation philosophy described above. In connection with our discussion of each of such base components, the following questions will be addressed:

●	Why Neenah chooses to pay each of the base components

●	How Neenah determines the amount of the various base components

●	How each component fits into Neenah’s overall compensation plan and supports Neenah’s compensation philosophy

Base Salary

Base salary is a critical element of executive compensation because it provides our executives with a defined level of monthly income and also sets the base level for performance compensation. Individual base salaries for our NEOs are generally reviewed by comparing total compensation opportunities within the Peer Group as discussed above. Salary increases, if any, are reviewed and approved by the Compensation Committee on an annual basis. Factors considered in base salary increases include the Company’s performance over the past year, changes in individual executive responsibility, the position of base salary together with all other compensation as indicated by our analysis of the Peer Group, and market data provided by Aon when peer data was not available.

This approach to base salary supports our compensation philosophy. The Compensation Committee has determined that setting NEO base salaries in this manner allows Neenah to be competitive in attracting and retaining talent, while at the same time aligning the executive’s and stockholders’ interest as a majority of the executive’s overall compensation is performance-based.

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2021 Base Salary Decisions

In February 2021, after discussing the individual performance, experience, scope of responsibilities, Peer Group market data, and the Chief Executive Officer’s recommendations for the other NEOs, the Compensation Committee established the base salaries for each NEO. In general, any increases in base pay are intended to be competitive with the market and take into consideration the individual performance and scope of responsibilities of each NEO. Taking into account all of these factors and comparison relative to the Peer Group, the Committee approved the adjustments shown below to further align NEO base salary with the market.

The following table provides the base salary of each NEO as of December 31 for each year, unless otherwise indicated:

Name	2020 Base Salary	2021 Base Salary	% Increase
Julie A. Schertell	$800,000	$800,000	0%
Paul F. DeSantis	$500,000	$500,000	0%
Michael W. Rickheim	$350,000	$385,000	10%
Kingsley E. Shannon	$300,000	$330,000	10%
Noah S. Benz	$361,000	$361,000	0%
Byron J. Racki(1)	$400,000	$400,000	0%

(1)	Mr. Racki served as executive officer of the Company until June 28, 2021.

Annual Performance Bonuses

Annual cash incentive bonus opportunities are awarded under the STIP and are based on our achievement of performance goals established at the beginning of each calendar year. STIP target bonuses are established as a percentage of base salary with a target bonus ranging from 50% to 100% for each NEO. The Compensation Committee annually approves the target bonus range based on: (i) data provided from the market surveys as previously described, (ii) the experience and knowledge of the executive, and (iii) the quality and effectiveness of the executive’s leadership within Neenah.

The amount of the actual STIP bonus is adjusted up or down from the target bonus based on Neenah’s year-end results, and may be adjusted by the Compensation Committee for non-recurring items (with year-end results measured against the objective and subjective criteria set forth in the STIP for the applicable year, as previously approved by the Compensation Committee). Actual STIP payments can range from 0% to

200% of the target bonus depending on whether the Company’s results fall short of, achieve, or exceed the identified performance goals.

Under the STIP, the Compensation Committee generally sets a range of possible payments from zero to a maximum percentage of the target award based on its belief that no bonus should be earned if performance is below established thresholds and its determination that the top end of the range should provide an appropriate incentive for management to achieve exceptional performance. Under the STIP, specific performance measures and thresholds are determined by the Committee in consultation with the Chief Executive Officer, based on key metrics that support the achievement of Neenah’s short-term and long-term strategic objectives.

Annual performance bonuses support our compensation philosophy in that they: (i) reward Neenah’s executives for meeting and exceeding goals that contribute to Neenah’s short-term and long-term strategic plan and growth, (ii) promote a performance-based work environment, and (iii) serve as a material financial incentive to attract and retain executive talent.

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2021 Annual Performance Bonus Awards

For 2021, the Compensation Committee approved target bonuses for our NEOs as a percentage of base salary with a target bonus ranging from 50% to 100%. The performance goals for the 2021 STIP program were set based on the following performance criteria and the relative weighting set forth below: (i) “Corporate EBIT”, which is calculated as adjusted net income (excluding impacts from the ITASA acquisition), plus interest and income tax expenses, and (ii) “Free Cash Flow Delivery”, which is calculated as cash flow from operations, less capital expenditures.

Each goal was set at levels that both the Compensation Committee and management believed to be challenging, but attainable, and achievements would reflect significant performance by the Company.

Name	2021 Target STIP (% of Base Salary)
Julie A. Schertell	100%
Paul F. DeSantis	65%
Noah S. Benz	60%
Michael W. Rickheim	60%
Kingsley E. Shannon	50%
Byron J. Racki	60%

The performance goals for the financial metrics under the 2021 STIP were as follows:

Metric ($MM)	Threshold (25%)	Target (100%)	Outstanding (200%)	Weighting
Corporate EBIT	$64.4	$76.0	$95.0	75%
Metric ($MM)	Threshold (0%)	Target (100%)	Outstanding (200%)	Weighting
Free Cash Flow Delivery	$40	$50	$60	25%

2021 Short-Term Performance Incentive Modification

The residual impacts of the COVID-19 pandemic significantly impacted the Company’s operations and 2021 financial performance, adversely impacting the global supply chain and constraining labor markets. Based on the Company’s financial results for 2021, both Corporate EBIT and Free Cash Flow Delivery performance metrics failed to reach threshold levels established by the Compensation Committee under the 2021 STIP.

The Compensation Committee had to balance the challenges of these unprecedented impacts on the Company’s financial performance against the need to provide reasonable incentives designed to recognize the Company’s achievement of stated objectives for 2021 and provide compensation to encourage the retention of high-caliber executive talent necessary to develop and execute the Company’s long-term strategy.

In accordance with our compensation philosophy and to better position the Company for long-term growth, the Compensation Committee reviewed several factors which materially impacted the Company’s financial results for 2021 and which were beyond the reasonable control of leadership. Upon review, the Compensation Committee determined that modifying Corporate EBIT to exclude a percentage of these special items was appropriate under the circumstances and in the best interests of the Company and its shareholders. As a result, the Compensation Committee exercised its discretion and approved a modification to the Corporate EBIT calculation under the 2021 STIP to exclude $3.1 million of increased labor and other manufacturing-related operating expenses, representing approximately one-half of such COVID-19-related expenses incurred by the Company in 2021.

The performance goals and results relative to the NEOs for each of the financial metrics in 2021 were as follows (in millions):

(1)     Reflects the Compensation Committee’s $3.1M modification to Corporate EBIT, as described above.

Neenah, Inc. 2022 Proxy Statement | 25

Based on the process described above and the relative weighting for the applicable performance criteria, 2021 STIP payments were awarded as follows:

Name(1)	2021 STIP at Target	2021 STIP at Actual	% of Target Earned
Julie A. Schertell	$800,000	$200,000	25%
Paul F. DeSantis	$325,000	$81,250	25%
Michael W. Rickheim	$231,000	$57,750	25%
Noah S. Benz	$216,600	$54,150	25%
Kingsley E. Shannon	$165,000	$104,775	64%(2)

(1)	Mr. Racki did not qualify for payment under the 2021 STIP.

(2)	As President of the Company’s Fine Paper & Packaging business segment and consistent with other business unit leaders, Ms. Shannon participated in a 2021 STIP designed to closely align pay-for-performance. In lieu of a Free Cash Flow Delivery component, performance criteria under the STIP included a Fine Paper & Packaging EBIT performance metric. Based on the Company’s performance in 2021, Ms. Shannon earned 77% of the target award for the Fine Paper & Packaging EBIT component, resulting in a payment equal to 64% of the target 2021 STIP award.

Long-Term Equity Compensation

Long-term equity incentives under the 2021 LTIP consist of performance share units (“PSUs”) and RSUs granted on an annual basis, with RSUs representing approximately 30% of the total value of the equity incentive awards and PSUs representing approximately 70% of the total value of the equity award granted to an executive officer for 2021. This reflects the Company’s desire to emphasize the performance-based incentives in the LTIP. The total target LTIP grants are set at the beginning of the year for each NEO, with the 2021 LTIP grants ranging from 65% to 225% of the executive’s base salary. The Company typically grants 100% of the RSUs in conjunction with the first Board meeting of each year.

Each year the Compensation Committee reviews and approves a target number of PSUs for each of our NEOs and each other participant in the LTIP plan. The number of units actually earned by each participant is determined by the Company’s performance during the applicable performance period.

The range of possible awards is set by the Committee based on its: (i) belief that a minimal award should be granted if the performance measures are significantly below target levels; and (ii) determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance.

The combination of RSUs and PSUs focuses our executives on Neenah’s financial performance and increasing stockholder value. It is aligned with and supports our stock ownership policy and helps retain employees for the duration of the performance periods and vesting periods.

The Compensation Committee regularly reviews the Company’s LTIP to identify opportunities to further align executive compensation with long-term stockholder value. In 2020, and in consultation with the compensation consultant, the Compensation Committee approved changes to the LTIP to remove the one-year performance period component of the PSU award, with 100% of the PSUs being subject to a three-year performance period.

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2021 LTIP Awards

For 2021, the Compensation Committee, consistent with our compensation philosophy, approved equity grants under the LTIP for our NEOs with target values ranging from 65% to 225% of base salary.

The process described above resulted in grants of RSUs and PSUs in 2021 as follows:

Name	2021 LTIP (% of Base Salary)	2021 RSUs	2021 PSUs
Julie A. Schertell	225	10,189	23,774
Paul F. DeSantis	100	2,830	6,604
Michael W. Rickheim	75	1,634	3,814
Noah S. Benz	85	1,737	4,053
Kingsley E. Shannon	65	1,214	2,833
Byron J. Racki(1)	85	1,925	4,491

(1)	Mr. Racki forfeited his grant under the 2021 LTIP.

For each of our NEOs, the value was divided into awards of RSUs and a target number of PSUs, with 70% of the value in PSUs and 30% of the value in RSUs. The range of possible awards under the LTIP was selected to tie a substantial percentage of each NEOs compensation to Neenah’s performance.

The number of RSUs to be awarded to each NEO in 2021 was determined by dividing the value of the portion of the LTIP award to be awarded as RSUs (determined by the Compensation Committee as described above) by the grant date fair value of the Company’s stock on the day of the grant, and then rounded to the nearest share to produce the number of shares subject to the applicable RSU award. Each grant of RSUs made in 2021 vests in increments of 33.34%, 33.33% and 33.33% over a three-year period, with vesting occurring on the first, second and third anniversary of the date of grant.

The PSU portion of the LTIP program incorporates a three-year performance and vesting period, further aligning senior management of the Company with long-term stockholder interests. The target number of PSUs to be awarded to each NEO in 2021 was determined by the value of the portion of the LTIP award to be awarded as PSUs (determined by the Compensation Committee as described above) using the fair market value of the stock price as of the date of grant. The target number of PSUs are increased or decreased (to an amount equal to between 0% and 200% of the target) after the performance period for each component.

After the end of the performance period, the adjustment of the target number of PSUs is calculated based on the Company’s achievement of performance goals relative to the following equally weighted criteria: year over year growth in net sales (“Corporate Revenue Growth”), return on invested capital (“Return on Capital”), free cash flow reflected as a percentage of net sales (“Free Cash Flow as Percentage of Net Sales”), and relative total shareholder return (compared against the Russell 2000 Value Index) (“Relative TSR”). Each of the metrics may be adjusted for certain items as further described in the PSU award agreements as filed by the Company as Exhibit 10.1 to the Quarterly Report on Form 10-Q filing dated May 11, 2020. The threshold, target, and outstanding levels for Constant Currency Sales growth and Return on Capital were established in 2021 to reflect the Company’s continued plans for growth through strategic acquisitions and investments in organic growth.

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The specific targets for the PSU awards under the 2021 LTIP program were as follows:

Metric	Threshold	Target	Outstanding
Payout (as a % of Target)	0%	100%	200%
Total Stockholder Return	<25% percentile	50th percentile	75% percentile+

The adjustment of the target number of PSUs will be calculated based on the Company’s achievement of performance goals during the three-year performance period and will vest on the third anniversary of the date of grant.

Neenah, Inc. 2022 Proxy Statement | 28

Component II Performance 2019 LTIP Awards

Component II of the 2019 LTIP award, representing 25% of the PSU award, was subject to a three-year performance period ending December 31, 2021. The target number of PSUs is calculated based on the

Company’s achievement of the performance goal of Relative TSR (including dividend yield) and compared against the Russell 2000 Value Index.

The specific targets and results in 2019 for Component II were as follows:

Metric	Threshold	Target	Outstanding	Payout %
Payout (as a % of Target)	0%	100%	200%	0%
Total Stockholder Return	3rd Quartile	2nd Quartile	1st Quartile

Based on the process described above and our performance against the targets noted, PSU grants for Component II of the 2019 LTIP grants were awarded as follows:

Name	Component II at Target	Component II Earned	% of Target Earned
Julie A. Schertell	1,047	0	0%
Noah S. Benz	509	0	0%
Kingsley E. Shannon	150	0	0%
Byron J. Racki	715	0	0%

Neenah, Inc. 2022 Proxy Statement | 29

Retirement Benefits

We maintain the Neenah 401(k) Retirement Plan (the “401(k) Plan”), which is a tax-qualified defined contribution plan for employees. The 401(k) Plan is available to all Neenah’s U.S. employees but includes a special profit-sharing contribution feature that is only applicable for certain employees (the “Retirement Contribution Plan”). Further, we maintain a supplemental retirement contribution plan (the “Supplemental RCP”) which is a non-qualified defined contribution plan which is intended to provide a tax-deferred retirement savings alternative for amounts exceeding Internal Revenue Code limitations on qualified plans. Additional information regarding the Supplemental RCP can be found in the “2021 Non-qualified Deferred Compensation” table later in this Proxy Statement.

We also maintain the Neenah Deferred Compensation Plan (the “Deferred Compensation Plan”), which is a non-qualified deferred compensation plan for our executive officers. The Deferred Compensation Plan enables our executive officers to defer a portion of annual cash compensation (base salary and non-equity awards under our STIP). The Deferred Compensation Plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. Additional information regarding the Deferred Compensation Plan can be found in the “2021 Non-qualified Deferred Compensation” table later in this Proxy Statement.

Neenah and the Compensation Committee believe that the Retirement Contribution Plan, Supplemental RCP, Deferred Compensation Plan, and 401(k) Plan are core components of our compensation program. The plans are competitive with plans maintained by our peer companies and are necessary to attract and retain top-level executive talent.

Severance Payments

In March 2017, the Compensation Committee amended and restated its executive severance plan (the “2017 Executive Severance Plan”), effective April 1, 2017, to provide executives certain severance benefits both upon the termination of employment following a change in control of Neenah and outside of a change in control. The 2017 Executive Severance Plan also categorizes the participating executives as either “Tier 1”, “Tier 2”, or “Tier 3” participants in order to provide varying benefit amounts to the different executives. All NEOs are Tier 1 participants under the 2017 Executive Severance Plan.

Upon termination of a NEO’s employment by Neenah without “cause” outside of a change in control, such NEO will be entitled to an amount equal to one and one-half times his or her base salary. Upon termination of the NEO’s employment by Neenah without “cause” within the two-year period following a change in control or by the NEO for “good reason” within the two-year period following a change in control the 2017 Executive Severance Plan provides that such terminated NEO will be entitled to the sum of:

(I) Two times the sum of his or her annual base salary;

(II) the amount of bonus under the STIP that he or she has earned through the date of the change in control, plus two times his or her targeted annual bonus;

(III) any profit-sharing contributions or pension plan benefits forfeited as a result of such termination;

(IV) the amount of profit-sharing contributions and pension plan benefits such participant would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination, and;

(V) the cost of medical and dental COBRA premiums for a period of two years.

In addition, such NEO will be fully vested in his or her account under the Deferred Compensation Plan, and any awards granted to him or her under the Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the “2004 Omnibus Plan”) or the 2018 Omnibus Plan.

Furthermore, upon the termination of a NEO’s employment by Neenah at any time without “cause” or by the officer for “good reason” within the two-year period following a change in control, the NEO will be eligible to receive reimbursement for outplacement service costs for a period of two years in an amount not to exceed $50,000.

Payment of the benefits under the 2017 Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against Neenah. These benefits are intended to recruit and retain key executives and provide continuity in Neenah’s management in the event of a change in control. We believe the 2017 Executive Severance Plan is consistent with similar plans maintained by our peer companies and, therefore, is a core component of our compensation program necessary to attract and retain key executives.

Timing of Compensation

Base salary adjustments, if any, are made by our Compensation Committee at the first meeting of each year (with the adjustments effective as of January 1 of that same year). RSU awards and PSU target levels and awards are made in the manner described above. The number of RSUs awarded is determined by the grant date fair value of the Company’s stock

Neenah, Inc. 2022 Proxy Statement | 30

on the day of the grant. We do not coordinate the timing of equity awards with the release of non-public information.

Tax and Accounting Consideration

In general, the tax and accounting treatment of compensation for our NEOs has not been a core component used in setting compensation. In limited circumstances, we do consider such treatment and attempt to balance the cost to Neenah against the overall goals we intend to achieve through our compensation philosophy. In particular, we have historically sought to maximize deductibility of our NEOs’ compensation under Internal Revenue Code Section 162(m) while maintaining the flexibility necessary to appropriately compensate our executives based on performance and the existing competitive environment.

The STIP and LTIP programs are performance-based and have historically been intended to be fully deductible under

Section 162(m). However, with limited remaining exceptions, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for relief applicable to certain historical arrangements.

Despite our efforts in the past to structure annual cash incentives in a manner intended to be exempt from Section 162(m) and, therefore, not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

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Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines to foster long-term stock holdings by company leadership. These guidelines create a strong link between stockholders’ and management’s interests. NEOs are required to own a designated multiple of their respective base salary. The multiples for each NEO are as follow:

Stock Ownership Multiple
Name	of Base Salary

Julie A. Schertell	6x
Paul F. DeSantis	3x
Michael W. Rickheim	2x
Noah S. Benz	2x
Kingsley E. Shannon	2x

Each NEO is required to hold at least 50% of vested shares until they reach the ownership guidelines. The following holdings are counted toward fulfilling guidelines, with each being valued using our stock price as of December 31 of each year: (i) stock held in the 401(k) Plan, other deferral plans, outright, or in brokerage accounts, (ii) RSUs earned but not vested or not paid out, and (iii) intrinsic value of vested or unvested stock options and SARs.

CEO Pay Ratio

Under Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of its Chief Executive Officer, Ms. Schertell, to the annual total pay of the median employee of the Company (the “Pay Ratio Disclosure”). For 2021, the Company calculated the median compensation of all employees of the Company and its consolidated subsidiaries (other than Ms. Schertell), which included employees located in the United States, Germany, The Netherlands, England, Spain and Mexico to be $61,113. Ms. Schertell’s total compensation in 2021 for purposes of the Pay Ratio Disclosure was $2,951,554. Based on this information, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees for purposes of the 2021 Pay Ratio Disclosure was estimated to be 48 to 1.

The Pay Ratio Disclosure above was calculated in accordance with SEC rules based upon the Company’s reasonable judgment and assumptions using the methodology described below. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the Pay Ratio Disclosure and other companies may use assumptions and methodologies that are different from those used by the Company in calculating their Pay Ratio Disclosure. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s Pay Ratio Disclosure above. The Company’s methodology for calculating the Pay Ratio Disclosure included the following:

●	Reviewed total annual cash earnings of all employees on December 31, 2021 for our 2021 fiscal year. This included both base pay and any overtime/premium pay earned by each employee in 2021.

●	Permanent employee hours were annualized if they did not work a full year (i.e. someone working a 20-hour workweek would be annualized at 1,040 hours a year, and someone full-time would be annualized at 2,080 hours a year). Temporary and seasonal employees were not annualized if they did not work a full year.

●	We identified the median employee based on total 2021 annualized earnings and then captured all 2021 pay components under the summary compensation table for such identified employee to compare to the Chief Executive Officer.

●	Currency used to convert pay was determined as of December 31, 2021 as follows:

●	1.1343 USD to 1 EUR

●	1.3512 USD to 1 GBP

●	0.0489 USD to 1 MXN

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Clawback Policy

The Compensation Committee adopted a “clawback policy” for all executives and other employees participating in our STIP program concerning the payment of STIP payments and long-term equity grants under the LTIP program. This policy gives the Board the authority to reclaim certain overstated payments made to Neenah employees due to materially inaccurate results presented in the Company’s audited financial statements or if the Board concludes that such employee engaged in improper conduct.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee during 2021: Ms. Dano, Mr. Lucas, Mr. Thene, and Dr. Stephen M. Wood. Dr. Wood retired from the Board of Directors at the 2021 Annual Meeting. Mr. Lucas will not stand for re-election as a member of the Board of Directors at the 2022 Annual Meeting and will cease to be a member of the Compensation Committee at that time. None of the members of the Compensation Committee was an officer or employee of Neenah during 2021 or any time prior thereto, and none of the members had any relationship with Neenah during 2021 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Policies against Hedging and Pledging Securities

Our insider trading policy provides that directors, officers and employees are prohibited from engaging in short sales and buying or selling puts or calls or other derivative securities of Neenah. Directors and officers are also prohibited from holding Neenah securities in a margin account or pledging Neenah securities as collateral for a loan.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees Neenah’s compensation policies and programs on behalf of the Board. In fulfilling this responsibility, the Compensation Committee has reviewed and discussed with Neenah’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on such review and discussions, the Compensation Committee recommended to Neenah’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee:

●	Tony R. Thene, Chair
●	Margaret S. Dano
●	Timothy S. Lucas
●	Donna M. Costello

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ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table reflects compensation paid to or earned by our NEOs for services rendered during 2021, 2020 and 2019:

					Non-Equity
					Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Compensation	Compensation	Total
		($)(1)	($)	($)(2)	($)(3)	($)(4)	($)
Julie A. Schertell, President &	2021	800,000	–	1,800,039	200,000	121,800	2,921,839
Chief Executive Officer	2020	673,333	–	1,369,332	415,056	72,306	2,530,027
	2019	460,000	–	427,425	111,780	54,155	1,053,360
Paul F. DeSantis, Executive Vice	2021	500,000	–	500,002	81,250	53,561	1,134,813
President, Chief Financial Officer	2020	296,627	–	718,879	142,678	19,600	1,177,784
& Treasurer(5)
Michael W. Rickheim, Executive Vice	2021	385,000	–	288,744	57,750	44,793	776,287
President, Chief Human Resources	2020	251,231	100,000	441,101	111,547	20,074	923,953
Officer & Chief Administrative Officer(6)
Noah S. Benz, Executive Vice	2021	361,000	–	306,870	54,150	51,917	773,937
President, General Counsel	2020	353,479	–	240,166	130,787	34,314	758,746
& Secretary	2019	310,000	–	208,026	103,075	27,461	648,562
Kingsley E. Shannon, Executive Vice	2021	330,000	–	241,491	104,775	52,159	701,425
President, Segment President, Fine	2020	263,581	–	60,672	78,020	34,403	436,676
Paper & Packaging	2019	237,038	–	61,155	113,452	25,924	437,569
Byron J. Racki, Former Executive	2021	400,000	–	340,048	–	59,318	799,366
Vice President, Segment President,	2020	391,667	–	307,067	159,408	49,139	907,281
Technical Products	2019	377,000	–	291,903	227,143	37,289	933,335

(1)	Amounts shown reflect actual earnings during the applicable year and include mid-year salary adjustments. Please see the “Compensation Discussion & Analysis” section of this Proxy Statement for base salary information for each NEO as of December 31, 2021.

(2)	Amounts shown reflect the aggregate grant date fair value with respect to PSUs and RSUs granted pursuant to the 2018 Omnibus Plan. The amounts represent the grant date fair value of the PSU and RSU awards in accordance with ASC 718. The grant date fair value of the stock awards is equal to the fair market value of the underlying common stock on the date of grant. See Note 9 of Notes to Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K for the assumptions used in valuing the PSUs and RSUs granted.

(3)	Amounts shown reflect annual performance bonuses earned in the fiscal year and paid in the following year. 2021 amounts are described in detail in the portion of our “Compensation Discussion and Analysis” captioned “2021 Annual Performance Bonus Awards.”

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(4)	Amounts included in the “All Other Compensation” include the following categories of perquisites: annual physicals, tax preparation, and financial planning. In 2021, our NEOs received a $15,000 lump sum stipend to be used for such expenses. In addition, the amounts in this column include Neenah’s contribution to the 401(k) Plan and Supplemental RCP account of our NEOs as follows (as further disclosed on page 41 of this Proxy Statement):

Name	Year	Amount ($)
Julie A. Schertell	2021	106,800
	2020	71,256
	2019	49,955
Paul F. DeSantis	2021	38,561
	2020	17,100
Michael W. Rickheim	2021	29,793
	2020	15,074
Noah S. Benz	2021	36,917
	2020	34,312
	2019	27,460
Kingsley E. Shannon	2021	37,159
	2020	33,322
	2019	25,923
Byron J. Racki	2021	44,318
	2020	47,254
	2019	36,464

(5)	Mr. DeSantis joined the Company on May 13, 2020.

(6)	Mr. Rickheim joined the Company on April 6, 2020.

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2021 Grants of Plan Based Awards

The following table contains information relating to the plan-based awards grants made in 2021 to our NEOs under the 2018 Omnibus Plan and is intended to supplement the “Summary Compensation Table” listed above:

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive
			Plan Awards(1)			Plan Awards(2)
		Grant	Non-equity incentive	Non-equity incentive	Non-equity incentive	Equity incentive	Equity incentive target	Equity incentive	All other stock awards shares	Grant Date Fair Value of Stock
			threshold	target	maximum	threshold	shares	maximum	or units	Awards
Name	Plan	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)
Julie A. Schertell	STIP	2/2/2021	0	800,000	1,600,000
	PSU	2/2/2021				0	23,744	47,548		1,260,022
	RSU	2/2/2021							10,189	540,017
Paul F. DeSantis	STIP	2/2/2021	0	325,000	650,000
	PSU	2/2/2021				0	6,604	13,208		350,012
	RSU	2/2/2021							2,830	149,990

Michael W. Rickheim	STIP	2/2/2021	0	231,000	462,000
	PSU	2/2/2021				0	3,814	7,628		202,142
	RSU	2/2/2021							1,634	86,602
Noah S. Benz	STIP	2/2/2021	0	216,600	433,200
	PSU	2/2/2021				0	4,053	8,106		214,809
	RSU	2/2/2021							1,737	92,061

Kingsley E. Shannon	STIP	2/2/2021	0	165,000	330,000
	PSU	2/2/2021				0	2,833	5,666		150,149
	RSU	2/2/2021							1,214	64,342

Byron J. Racki	STIP	2/2/2021	0	215,416	430,832
	PSU	2/2/2021				0	4,491	8,982		238,023
	RSU	2/2/2021							1,925	102,025

(1)	Reflects the range of potential annual incentive bonus payments that could have been earned by each NEO under Neenah’s STIP in 2021. The actual bonuses earned in 2021 are reflected in the “Summary Compensation Table” above under the caption “Non-Equity Incentive Plan Compensation.” For more information regarding annual incentive bonus opportunities, see the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	Reflects the range of potential PSUs that may be earned by each NEO based on the Company’s level of achievement of performance goals during the three- year performance period ending December 31, 2023. For more information regarding the PSUs, including how the number of PSUs awarded was determined and the vesting terms applicable to such units, see the discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	The RSUs vest in increments of 33.34%, 33.33% and 33.33% over a three-year period, with vesting occurring on the first, second, and third anniversary of the date of grant.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for our NEOs as of December 31, 2021.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:					Number of	Payout Value
	Number of	Number of	Number of			Number of		Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Market	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units or	Value of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Shares or	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Units of	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested	Stock	Vested	Vested ($)
Julie A. Schertell	3,000	–	–	24.09(1)	01/24/2022
	4,900	–	–	31.23(2)	01/28/2023
	4,370	–	–	42.82(3)	01/27/2024
	4,380	–	–	59.72(4)	01/26/2025
	5,996	–	–	57.95(5)	01/25/2026
	7,085	–	–	82.15(6)	01/29/2027
	7,186	–	–	93.35(7)	01/29/2028
								13,333(8)	617,051
						2,963(9)	137,127
						10,189(10)	471,547
								23,774(11)	1,100,261
Paul F. DeSantis								6,707(8)	310,400
						2,981(9)	137,961
						4,471(12)	206,918
						2,830(10)	130,972
								6,604(11)	305,633
Michael W. Rickheim								3,407(8)	157,676
						1,515(9)	70,114
						4,993(13)	231,076
						1,634(10)	75,622
								3,814(11)	76,512
Noah S. Benz	1,812	–	–	82.15(6)	01/29/2027
	1,796	–	–	93.35(7)	01/29/2028
								2,035(8)	94,180
						453(9)	20,964
						1,737(10)	80,388
								4,053(11)	187,573
Kingsley E. Shannon	261	–	–	42.82(3)	01/27/2024
	607	–	–	59.72(4)	01/26/2025
	796	–	–	57.95(5)	01/25/2026
	1190	–	–	82.15(6)	01/29/2027
	1126	–	–	93.35(7)	01/29/2028
								514(8)	23,788
						115(9)	5,322
						1,214(10)	56,184
								2,833(11)	131,111
Byron J. Racki	1,940	–	–	59.72(4)	01/26/2025
	2,548	–	–	57.95(5)	01/25/2026
	3,232	–	–	82.15(6)	01/29/2027
	3,713	–	–	93.35(7)	01/29/2028

Neenah, Inc. 2022 Proxy Statement | 38

(1)	These options were granted on January 25, 2012 and vested as follows: 33.34% on January 25, 2013 and 33.33% on both January 25, 2014 and January 25, 2015. These options were converted to SARs on July 1, 2014.

(2)	These options were granted on January 29, 2013, and vest as follows: 33.34% on January 29, 2014 and 33.33% on both January 29, 2015 and January 29, 2016. These options were converted to SARs on July 1, 2014.

(3)	These options were granted on January 28, 2014, and vest as follows: 33.34% on January 28, 2015 and 33.33% on both January 28, 2016 and January 28, 2017. These options were converted to SARs on July 1, 2014.

(4)	These SARs were granted on January 27, 2015, and vest as follows: 33.34% on January 27, 2016 and 33.33% on both January 27, 2017 and January 27, 2018.

(5)	These SARs were granted on January 26, 2016, and vest as follows: 33.34% on January 26, 2017 and 33.33% on both January 26, 2018 and January 26, 2019.

(6)	These SARs were granted on January 30, 2017, and vest as follows: 33.34% on January 30, 2018 and 33.33% on both January 30, 2019 and January 30, 2020.

(7)	These SARs were granted on January 30, 2018, and vest as follows: 33.34% on January 30, 2019 and 33.33% on both January 30, 2020 and January 30, 2021.

(8)	These PSU target levels were set on February 4, 2020 and are subject to a three-year performance period ending December 31, 2022.

(9)	These RSUs were granted on February 4, 2020, and vest on December 31, 2022.

(10)	These RSUs were granted on February 2, 2021, and vest as follows: 33.4% on February 2, 2022 and 33.3% on both February 2, 2023 and February 2, 2024.

(11)	These PSU target levels were set on February 2, 2021 and are subject to a three-year performance period ending December 31, 2023.

(12)	These RSUs were granted on May 13, 2020 and vest 100% on May 13, 2023.

(13)	These RSUs were granted on April 6, 2020 and vest 100% on April 6, 2023.

Neenah, Inc. 2022 Proxy Statement | 39

Option Exercises and Stock Vested in 2021

The following table sets forth information regarding stock options or SARs exercised and stock awards vested for our NEOs during 2021:

	Option Awards		Stock Awards(1)
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)	Vesting (#)	($)(2)

Julie A. Schertell	0	0	5,937	276,578
Paul F. DeSantis	0	0	1,490	84,199
Michael W. Rickheim	0	0	757	39,583
Noah S. Benz	0	0	1,837	85,473
Kingsley E. Shannon	0	0	545	25,511
Byron J. Racki	0	0	2,566	119,695

(1)	These shares represent the vesting of (i) PSUs granted to each of our NEOs in January 2019 and which vested on December 31, 2021 after a one-year performance and two-year holding period, and (ii) PSUs granted to each of our NEOs in January 2019 and which vested on February 2, 2021 after a three-year performance period,		and (iii) RSUs granted to each of our NEOs in January 2019 and 2020 and which vested 33.34% on December 31, 2021.
		(2)	Reflects the market value of the shares on the vesting date.

Neenah, Inc. 2022 Proxy Statement | 40

2021 Non-qualified Deferred Compensation

The Supplemental RCP is a non-qualified excess benefit and supplemental retirement plan pursuant to which the Company provides additional retirement benefits to certain highly compensated employees. These Company contributions are intended to provide contributions to those individuals whose benefits under tax-qualified programs are restricted by the limitations permitted by the Internal Revenue Code. Contributions are held for each participant in either an excess benefit or supplemental benefit unfunded separate account. Participant accounts are credited with earnings, gains, and losses based on the rate of return of investment funds selected by the participant, which the participant may elect to change in accordance with the participant’s elections under the Supplemental RCP. Payments can be tied to termination of employment, including retirement, and would be paid in a lump sum.

If a participant dies before receiving the full value of their account balance, the participant’s beneficiary would receive the remainder of the benefit in one lump sum payment. All accounts would be distributed promptly following a change in control, subject to a 10% reduction in a current participant’s account and a 5% reduction in an account for a retired participant.

The Deferred Compensation Plan enables our executive officers to defer a portion of annual cash compensation (base salary and non-equity awards under our STIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention.

NEO participation in the Supplemental RCP and the Deferred Compensation Plan in 2021 was as follows:

		Company	Aggregate		Aggregate
	Executive	Contributions	Earnings	Aggregate	Balance
	Contributions in last	in last Fiscal	in last	Withdrawal/	at Last
Name	Fiscal Year	Year(1)	Fiscal Year	Distributions	Fiscal Year
Julie A. Schertell	–	$76,317	$55,080	–	$523,585
Noah S. Benz	–	$15,134	$14,981	–	$91,730
Paul F. DeSantis	$2,410	$21,161	$569	–	$24,139
Michael W. Rickheim	$1,033	$12,393	$475	–	$13,902
Kingsley E. Shannon	–	$8,851	$3,530	–	$35,821
Byron J. Racki	–	$18,185	$29,005	–	$197,362

(1)	Amounts included in the “All Other Compensation” column of the “Summary Compensation Table” for 2021.

Neenah, Inc. 2022 Proxy Statement | 41

Potential Payments Upon Termination

We do not have employment agreements or other individual arrangements with our NEOs that provide for specific benefits upon a termination of employment. In general, upon the termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs.

The following table shows the payments that would be made to each of our NEOs under the 2017 Executive Severance Plan in connection with a change in control termination as of December 31, 2021, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement:

	Julie A.	Paul F.	Michael W.	Noah S.	Kingsley E.
Payments	Schertell	DeSantis	Rickheim	Benz	Shannon
Severance(1)	$3,200,000	$1,650,000	$1,232,000	$1,155,200	$990,000
Non-Equity Incentive Payment(2)	–	–	–	–	–
Unvested Restricted Stock(3)	$323,729	$475,851	$376,812	$101,353	$61,506
Unvested Performance Stock(4)	$1,806,640	$647,429	$352,603	$297,054	$162,175
Retirement Benefit Payment(5)	$259,716	$99,000	$128,180	$82,356	$69,966
Welfare Benefit Values(6)	$41,768	–	$41,768	$54,697	$54,697
Outplacement	$50,000	$50,000	$50,000	$50,000	$50,000
Aggregate Payments	$5,681,852	$2,922,280	$2,181,363	$1,740,661	$1,388,344

(1)	Severance payment equal to two times the sum of the executive’s annual base salary at the time of the termination, plus two times the target STIP bonus.

(2)	The Target Non-Equity Incentive Payment is prorated for the number of days in the calendar year prior to termination. Since the assumed termination is December 31, 2021, the Non-Equity Incentive Payment for 2021 would have been earned and paid to the executives and would not be payable under the 2017 Executive Severance Plan.

(3)	Total value of unvested Restricted Stock that would become vested upon a change in control assuming a share price of $46.28 and a change in control date of December 31, 2021.

(4)	Amounts are based on target.

(5)	Actuarial value attributable to retirement benefits.

(6)	Estimated value associated with the continuation of medical and dental for two years post-termination.

Neenah, Inc. 2022 Proxy Statement | 42

AUDIT RELATED MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah’s financial reporting, including the performance and the independence of Neenah’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”). Our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. The charter is available on our website at www.neenah.com. The Audit Committee reviewed and discussed with management and Deloitte our audited financial statements for the year ended December 31, 2021. The Audit Committee also discussed with Deloitte the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards No. 1301, Communications with Audit Committees.

The Audit Committee received the written disclosures and other communications from Deloitte that are required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee, which included independence considerations. The Audit Committee reviewed the audit and non-audit services provided by Deloitte for the year ended December 31, 2021, and determined to engage Deloitte as the independent registered public accounting firm of Neenah for the year ending December 31, 2022.

The Audit Committee also received and reviewed a report by Deloitte outlining communications required by NYSE listing standards describing: (1) the firm’s internal quality control procedures; (2) any material issue raised by a) the most recent internal quality control review of the firm, b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with issues; and (3) (to assess Deloitte’s independence) all relationships between Deloitte and us.

In reliance upon the Audit Committee’s review of the audited financial statements, the discussions noted above, and Deloitte’s report, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee:

●	Donna M. Costello, Chair
●	Philip C. Moore
●	Timothy S. Lucas
●	William M. Cook
●	Shruti Singhal

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Aggregate fees for professional services rendered for us by Deloitte, the member firms of Deloitte Touche and Tohmatsu and their respective affiliates as of or for the fiscal years ended December 31, 2021 and 2020 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements including the audit of our internal control over financial reporting and review of Quarterly Reports on Form 10-Q filed by us with the SEC.

	2020	2021
Audit Fees	$1,998,000	$2,226,000
Audit Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$1,998,000	$2,226,000

POLICY ON AUDIT COMMITTEE PRE-APPROVAL

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. The law also requires the audit committee of a publicly traded company to pre-approve other services provided by the independent registered public accounting firm. Pursuant to its charter, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. In its pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence.

The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in 2021 and 2020, including those services described in the table above under the captions “Audit Fees.”

Neenah, Inc. 2022 Proxy Statement | 43

ELECTION OF DIRECTORS (ITEM 1)

BOARD APPROVED NOMINEES	The Board unanimously recommends that the stockholders vote “FOR” the proposal to re-elect Tony R. Thene and Shruti Singhal as Class III directors for a three-year term expiring at the 2025 Annual Meeting of Stockholders.

The Board currently consists of eight members divided into one class of two directors (Class II) and two classes of three directors (Classes I and III). The directors in each class serve three-year terms, with the terms of the Class III directors expiring at the 2022 Annual Meeting.

The Board has nominated Tony R. Thene and Shruti Singhal, each a current Class III director, for re-election at the 2022 Annual Meeting. If re-elected, the nominees will serve a three-year term expiring at the 2025 Annual Meeting of Stockholders. Each of the nominees has consented to serve another term as a director if re-elected.

If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may (i) designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (ii) allow the vacancies to remain open until a suitable candidate or candidates are located, or (iii) by resolution provide for a lesser number of directors.

On January 27, 2022, Mr. Lucas delivered notice to the Board of his intent to not stand for re-election as Class III director at the Company’s 2022 Annual Meeting. The Board has not made any nominations and does not currently intend to fill this Class III vacancy at this time. Accordingly, immediately following the 2022 Annual Meeting, the Board will consist of seven members divided into two classes of two directors (Classes II and III) and one class of three directors (Class I).

If any incumbent nominee for director in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, under Delaware law the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may immediately fill the resulting vacancy, allow the vacancy to remain open until a suitable candidate is located and appointed, or adopt a resolution to decrease the authorized number of directors.

This Proxy Statement contains certain information as of March 26, 2022, regarding the nominees and each director continuing in office, including their ages, principal occupations (which have continued for at least the past five years unless otherwise noted), current Board experience and participation, and how the background, experience, and qualification of each nominee and director make them well suited to serve on Neenah’s Board.

Neenah, Inc. 2022 Proxy Statement | 44

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 2)

BOARD APPROVED COMPENSATION	The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the advisory vote on the Company's executive compensation.

Section 14A of the Exchange Act requires that we include in this Proxy Statement a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement. Our executive compensation program has been designed to pay-for-performance and aligns our compensation programs with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on total compensation.

The Company’s executive compensation programs are designed to attract, motivate, and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests without promoting excessive risk. We feel this design is evidenced by the following:

●	A majority of our executives’ compensation is directly linked to our performance and the creation of stockholder value. The overall compensation mix is targeted to include at least 50% performance-based compensation for the NEOs with a higher percentage of our CEO’s compensation being performance-based. In 2021, 76% of our CEO’s compensation was performance-based at target levels.

●	Our long-term incentive awards are exclusively in the form of PSUs and RSUs and all of our incentive plans have capped payouts.

●	LTIP grants are split with 70% of the total value of the awards granted as PSUs with a three-year vesting and three-year performance period, and 30% as RSUs with annual vesting equally over a three-year period. For our PSUs, we use objective performance metrics closely tied to financial performance and stockholder value, specifically maintaining an attractive return on invested capital, corporate revenue growth, free cash flow as a percentage of net sales, and relative total stockholder return.

●	Our STIP is based on a pay for performance philosophy, with target bonus opportunities ranging from 50% to 100% of base salary In 2021, NEOs received a payment 25% of target as a result of performance in Corporate EBIT and Free Cash Flow Delivery.

●	We have meaningful stock ownership requirements for our NEOs.

●	We do not have employment agreements or other individual arrangements with our NEOs that provide for a specified term of employment, compensation terms, or specific benefits upon a termination of employment.

●	Benefits under our 2017 Executive Severance Plan in connection with a change in control are payable only on a double-trigger basis (i.e., following both a change in control and a qualifying termination of employment).

●	The Compensation Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.

●	The Company has a clawback policy which allows the Company to recoup awards if payment or vesting was based on financial criteria that are later deemed to be materially inaccurate or if the Board concludes that such employee engaged in improper conduct.

●	In 2017, the Compensation Committee amended the Company’s executive severance plan to remove the excise tax gross-up provision.

●	The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal.

The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Neenah, Inc. 2022 Proxy Statement | 45

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3)

BOARD APPROVED ACCOUNTING FIRM	The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The Audit Committee and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2022. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the 2022 Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since our spin-off in November 2004 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Neenah and its stockholders.

Representatives of Deloitte & Touche LLP will be present at the 2022 Annual Meeting. They will be available to respond to appropriate questions from stockholders.

Neenah, Inc. 2022 Proxy Statement | 46

FAQ: ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

When: Thursday, May 19, 2022, at 3:00 p.m. ET

Where: www.virtualshareholdermeeting.com/NP2022

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you owned our common stock, par value $0.01 per share, as of the close of business March 25, 2022 (the “Record Date”), with each share entitling its owner to one vote on each matter submitted to the stockholders. On the record date, 16,787,594 shares of common stock were outstanding and eligible to be voted at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the 2022 Annual Meeting.

How do I vote at the Annual Meeting?

You may vote at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the 2022 Annual Meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the 2022 Annual Meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in three convenient ways:

●	Via the Internet: Go to http://www.proxyvote.com and follow the instructions.

●	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions.

●	By Mail: Request a printed copy of the proxy materials disclosed in this Proxy Statement and complete, sign, date and return your proxy card in the envelope included with your printed proxy materials.

If your shares are held in street name, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm. All properly executed proxies received by the Company in time to be voted at the 2022 Annual Meeting and not revoked will be voted at the 2022 Annual Meeting in accordance with the directions noted on the proxy card. If any other matters properly come before the

2022 Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

We are also sending the Notice and voting materials to participants in various employee benefit plans of the Company. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plan, will vote whole shares of stock attributable to each participant’s interest in the plan in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions received from the applicable plan committees.

Can I change my vote?

Any stockholder of record delivering a proxy has the power to revoke it at any time before it is voted at the 2022 Annual Meeting: (i) by giving written notice to Noah S. Benz, Executive Vice President, General Counsel and Secretary at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005; (ii) by submitting a proxy card bearing a later date, including a proxy submitted via the Internet or by telephone; or (iii) by voting at the 2022 Annual Meeting. Please note, however, that any beneficial owner of our common stock whose shares are held in street name may (a) revoke his or her proxy and (b) vote his or her shares at the 2022 Annual Meeting only in accordance with applicable rules and procedures as then may be employed by such beneficial owner’s brokerage firm or bank.

What Proposals am I being asked to vote on at the 2022 Annual Meeting and what is required to approve each proposal?

You are being asked to vote on three proposals:

●	Proposal 1 – the election of the two nominees as Class III directors;

●	Proposal 2 – the approval, in a non-binding advisory vote, of Neenah’s executive compensation; and

●	Proposal 3 – the ratification of the appointment of our independent public accounting firm.

In voting with regard to Proposal 1, you may vote in favor of each nominee, against each nominee, or may abstain from voting. A majority of the shares of common stock represented and entitled to vote on Proposal 1 is required for the election of each director, provided a quorum is present. Abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

Neenah, Inc. 2022 Proxy Statement | 47

In voting with regard to Proposals 2 and 3, you may vote in favor of each proposal, against each proposal, or may abstain from voting. The vote required to approve Proposals 2 and 3 is majority of the shares of common stock represented and entitled to vote, provided a quorum is present. Abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for each proposal, and therefore will have the same legal effect as votes against such proposal.

Neenah is not aware, as of the date hereof, of any matters to be voted upon at the 2022 Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the 2022 Annual Meeting, your proxy gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

What happens if I don’t return my proxy card or vote my shares?

If you hold your shares directly your shares will not be voted if you do not return your proxy card or vote at the 2022 Annual Meeting.

If your shares are held in the name of a bank or brokerage firm (in “street name”) and you do not vote your shares, your bank or brokerage firm will only be permitted to exercise discretionary authority to vote your shares for proposals which are considered “discretionary” proposals. We believe that Proposal 3 is a discretionary proposal.

Brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker for proposals that are considered “non-discretionary” (a “broker non-vote”). We believe Proposals 1 and 2 are non-discretionary proposals. As such, broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be considered as shares entitled to vote on Proposals 1 and 2, therefore will have no effect on the outcome of these proposals.

What happens if I sign, date and return my proxy card but do not specify how to vote my shares?

If a signed proxy card is received which does not specify a vote or an abstention, then the shares represented by that proxy card will be voted FOR the election of all Class III director nominees described herein, FOR the approval of the Company’s executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Why haven’t I received a printed copy of the Proxy Statement or annual report?

We are choosing to follow the SEC rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials, or “Notice,” by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders by April 8, 2022.

Who pays for the cost of this proxy solicitation?

We will bear the cost of preparing, printing and filing the Proxy Statement and related proxy materials. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers, and employees, in person and by telephone or email and facsimile. We expect to retain Okapi Partners LLC to aid in the solicitation at a cost of approximately $10,000, plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians, and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

When will voting results be made available?

We will announce the final results on our website at www.neenah.com shortly after the 2022 Annual Meeting and on Form 8-K immediately following the meeting.

Neenah, Inc. 2022 Proxy Statement | 48

BENEFICIAL OWNERSHIP

Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock as of March 26, 2022 with respect to: (i) each of our directors; (ii) each of the NEOs appearing elsewhere herein; and (iii) all executive officers and directors as a group, based in each case on information furnished to us by such persons. As used in this Proxy Statement, “beneficial ownership” means that a person has, as of March 26, 2022, or may have within 60 days thereafter, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power to dispose of or direct the disposition of a security.

Name	Shares Beneficially Owned(1)	Percent of Class(2)
Noah S. Benz	3,433(3)	*
William M. Cook	10,631(4)	*
Donna M. Costello	3,866(5)	*
Margaret S. Dano	5,650(6)	*
Paul F. DeSantis	11,050	*
Timothy S. Lucas	24,549(7)	*
Philip C. Moore	19,979(8)	*
Michael W. Rickheim	880	*
Julie A. Schertell	14,427(9)	*
Kingsley E. Shannon	1,738(10)	*
Shruti Singhal	— (11)	*
Tony R. Thene	5,542(12)	*
All directors and executive officers as a group (14 persons)	105,695(13)	*

Neenah, Inc. 2022 Proxy Statement | 49

(1)	Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed. Shares of common stock held by the trustee of Neenah’s 401(k) Retirement Plan for the benefit of, and which are attributable to our executive officers, are included in the table.

(2)	An asterisk indicates that the percentage of common stock beneficially owned by the named individual does not exceed 1% of the total outstanding shares of our common stock.

(3)	This total does not include 3,608 Stock Appreciation Rights.

(4)	Includes 1,850 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 26, 2022.

(5)	Includes 1,850 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 26, 2022.

(6)	Includes 1,850 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 26, 2022.

(7)	Includes 1,850 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 26, 2022.

(8)	Includes 1,850 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 26, 2022.

(9)	This total does not include 33,917 Stock Appreciation Rights.

(10)	This total does not include 3,980 Stock Appreciation Rights.

(11)	Mr. Singhal was appointed to the Board of Directors on July 21, 2021.

(12)	Includes 1,850 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 26, 2022.

(13)	On July 1, 2014 the Company converted all outstanding Stock Options to Stock Appreciation Rights which are not included in the calculation of beneficial ownership. Stock Appreciation Rights are disclosed in detail under the “Outstanding Equity Awards at 2021 Fiscal Year-End” section of this Proxy Statement.

Neenah, Inc. 2022 Proxy Statement | 50

Third Parties

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2021 for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Blackrock, Inc.	2,718,289(1)	16.2%
55 East 52nd Street
New York, NY 10055
Allspring Global Investments Holdings, LLC	1,895,920(2)	11.31%
525 Market Street, 10th Floor
San Francisco, CA 94105
Wellington Management Group LLP	1,327,233(3)	7.92%
280 Congress Street
Boston, MA 02210
Macquarie Group Limited	1,117,194(4)	6.66%
50 Martin Place
Sydney, New South Wales, Australia
The Vanguard Group	1,114,762(5)	6.65%
100 Vanguard Blvd.
Malverne, PA 19355
Lazard Asset Management, LLC	1,090,783(6)	6.51%
30 Rockefeller Plaza
New York, NY 10112

(1)	The amount shown and the following information is derived from the Schedule 13G filed by Blackrock, Inc. on January 28, 2022, reporting beneficial ownership as of December 31, 2021. Of the 2,718,289 shares reported, Blackrock, Inc. reported sole dispositive power over all 2,718,289 shares and sole voting power over 2,671,942 shares.

(2)	The amount shown and the following information is derived from the Schedule 13G filed by Allspring Global Investments Holdings, LLC, on behalf of itself and certain subsidiaries named therein, on January 18, 2022, reporting beneficial ownership as of December 31, 2021. Of the 1,895,920 shares reported by Allspring Global Investments Holdings, LLC, the filing reported has sole dispositive power over 1,895,920 of the shares and sole voting power with respect to 1,812,168 of the shares. Of the 1,890,990 shares reported by Allspring Global Investments, LLC, the filing reported sole voting power with respect to 278,007 of the shares and has sole dispositive power with respect to all 1,890,990 shares. Of the 1,539,091 shares reported by Allspring Funds Management, LLC, the filing reported sole voting power with respect to 1,534,161 of the shares and has sole dispositive power with respect to 4,930 shares.

(3)	The amount shown and the following information is derived from the Schedule 13G filed by Wellington Management Group LLP, on behalf of itself and certain subsidiaries named therein, on February 4, 2022, reporting beneficial ownership as of December 31, 2021.

Neenah, Inc. 2022 Proxy Statement | 51

Of the 1,327,233 shares reported by Wellington Management Group LLP, the filing reported  shared voting power with respect to 1,279,479 shares and shared dispositive power with respect to all 1,327,233 shares Of the 1,327,233 shares shown reported by Wellington Group Holdings LLP, the filing reported shared voting power with respect to 1,279,479 shares and shared dispositive power with respect to all 1,327,233 shares. Of the 1,327,233 shares shown reported by Wellington Investment Advisors Holdings LLP, the filing reported shared voting power with respect to 1,279,479 shares and shared dispositive power with respect to all 1,327,233 shares. Of the 1,305,293 shares reported by Wellington Management Company LLP, the filing reported shared voting power with respect to 1,257,539 shares and shared dispositive power with respect to all 1,305,293 shares.

(4)	The amount shown and the following information is derived from the Schedule 13G filed by Macquarie Group Limited on behalf of itself and certain subsidiaries named therein, on February 14, 2022, reporting beneficial ownership as of December 31, 2021.

The filing reported 1,117,194 shares are deemed beneficially owned by Macquarie Group Limited due to reporting person’s ownership of Macquarie Management Holdings, Inc., Macquarie Investment Management Business Trust, Macquarie Investment Management Global Limited, and Delaware Small Cap Core Fund, a series of Delaware Group Equity Funds IV, as further detailed on the Schedule 13G filed by Macquarie Group Limited.

(5)	The amount shown and the following information is derived from the Schedule 13G filed by The Vanguard Group on February 10, 2022, reporting beneficial ownership as of December 31, 2021. Of the 1,114,762 shares reported, The Vanguard Group reported sole dispositive power over 1,085,291 of the shares, shared voting power with respect to 16,967 shares, and shared dispositive power with respect to 29,471 shares.

(6)	The amount shown and the following information is derived from the Schedule 13G filed by Lazard Asset Management, LLC on February 10, 2022, reporting beneficial ownership as of December 31, 2021. Of the 1,090,783 shares reported, Lazard Asset Management, LLC reported sole voting power over 599,053 of the shares and sole dispositive power with respect to all 1,090,783 shares.

Neenah, Inc. 2022 Proxy Statement | 52

STOCKHOLDERS’ PROPOSALS FOR 2023 ANNUAL MEETING Proposals of stockholders, excluding nominations for the Board, intended to be presented at the 2023 Annual Meeting should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before December 8, 2022, the date that is 120 calendar days prior to the first anniversary of the date that this Proxy Statement is released to stockholders, to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting and to be introduced for action at the 2023 Annual Meeting. In the event that the date of the 2023 Annual Meeting is changed more than thirty days from the date of this year’s meeting, notice by stockholders should be received no later than (i) the close of business on the later of the 150th calendar day prior to the 2023 Annual Meeting, or (ii) the 10th calendar day on which public announcement of the date of such meeting is first made.

Any stockholder proposal must be in writing and must comply with Rule 14a under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal; (iii) the class and number of shares that are beneficially owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8; (vi) any material interest of the stockholder in the proposal; (vii) a statement in support of the proposal; and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board must comply with the procedures set forth above under “Corporate Governance—Nomination of Directors.”

The failure of a stockholder to deliver a proposal in accordance with the requirements of the preceding paragraphs may result in it being excluded from our Proxy Statement and ineligible for consideration at the 2023 Annual Meeting. Further, the submission of a proposal in accordance with the requirements of the preceding paragraph does not guarantee that we will include it in our Proxy Statement or that it will be eligible for consideration at the 2023 Annual Meeting. We strongly encourage any stockholder interested in submitting a proposal to contact Noah S. Benz, Executive Vice President, General Counsel and Secretary, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005, in advance of the submission deadline to discuss the proposal.

HOUSEHOLDING OF NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for Notices, and if applicable, the Proxy Statements and Annual Reports, with respect to two or more stockholders sharing the same address by delivering a single Notice to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Neenah and certain intermediaries are householding Notices, and if applicable, proxy statements and annual reports, for stockholders of record in connection with its 2022 Annual Meeting. This means that:

●	Only one Notice, if applicable, Proxy Statement and Annual Report on Form 10-K for the 2022 Annual Meeting, will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

●	You can contact Neenah by calling 678-566-6500 or by writing to INVESTOR RELATIONS, Neenah, Inc., at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 to request a separate copy of the Notice, and if applicable, Proxy Statement and Annual Report on Form 10-K for the 2022 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

●	You can request delivery of a single copy of the Notice, and if applicable, Proxy Statement and Annual Report on Form 10-K for the 2022 Annual Meeting, from your bank or broker if you share the same address as another Neenah stockholder and your bank or broker has determined to household proxy materials.

Neenah, Inc. 2022 Proxy Statement | 53

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and rules and regulations of the SEC thereunder require our directors, officers, and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers, and persons owning more than 10% of our common stock are required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during 2021, our directors, officers, and owners of more than 10% of our common stock complied with all applicable filing requirements, except that: i) Mr. Lucas filed a Form 4 late on May 21, 2021 in connection with the exercise of SARs on May 10, 2021, (ii) Mr. Singhal filed a Form 3 late on August 5, 2021, in connection with Mr. Singhal being appointed to the Board of Directors on July 21, 2021, and (iii) Ms. Schertell and Messrs. Benz, Rickheim and DeSantis filed a Form 4 late on February 11, 2022 in connection with the annual grant of PSUs and RSUs pursuant to the Company’s 2018 Omnibus Plan on January 26, 2022 and the vesting of PSUs on February 2, 2022.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah and its stockholders.

Neenah, Inc. 2022 Proxy Statement | 54

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Schweitzer-Mauduit International, Inc. (“SWM”) and Neenah, Inc. (“Neenah”) operate and beliefs of and assumptions made by SWM management and Neenah management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of SWM, Neenah or the combined company. Words such as “believes,” “anticipates,” “expects,” “assumes,” “outlook,” “intends,” “targeted,” “estimates,” “forecasts,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the transaction, including expected future financial and operating results and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of SWM or Neenah or their respective management or Board of Directors, including those relating to products or services; and statements of future economic performance — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition to factors previously disclosed in SWM’s and Neenah’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of SWM and Neenah to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against SWM, Neenah or their respective directors; the ability to obtain regulatory approvals and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by SWM shareholders and Neenah shareholders on the expected terms and schedule; difficulties and delays in integrating SWM and Neenah businesses; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; business disruptions from the proposed merger that will harm SWM’s or Neenah’s business, including current plans and operations; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, including as it relates to SWM’s or Neenah’s ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; the substantial indebtedness SWM expects to incur and assume in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that SWM may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Neenah’s operations with those of SWM; failing to comply with the applicable laws or legal or regulatory developments; inflation, currency and interest rate fluctuations; the ability of SWM or Neenah to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the duration and effects of the COVID-19 pandemic, general economic and business conditions, particularly in the context of the COVID-19 pandemic; increases in maintenance and operating costs; security threats; reliance on technology and related cybersecurity risk; trade restrictions or other changes to international trade arrangements; transportation of hazardous materials; various events which could disrupt operations, including geopolitical events, wars, conflicts, illegal blockades of rail networks, and natural events such as severe weather, droughts, fires, floods and earthquakes; climate change; labor negotiations and disruptions; environmental claims; uncertainties of investigations, proceedings or other types of claims and litigation; risks and liabilities arising from derailments; timing and completion of capital programs; uncertainty as to the long-term value of the common stock of SWM following the merger, including the dilution caused by SWM’s issuance of additional shares of its common stock in connection with the transaction; the continued availability of capital and financing following the merger; the

Neenah, Inc. 2022 Proxy Statement | 55

business, economic and political conditions in the markets in which SWM and Neenah operate; and events beyond SWM’s or Neenah’s control, such as acts of terrorism.

Any forward-looking statements speak only as of the date of this communication or as of the date they were made, and neither SWM nor Neenah undertakes any obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SWM’s and Neenah’s most recent annual reports on Form 10-K for the year ended December 31, 2021, and any material updates to these factors contained in any of SWM’s and Neenah’s future filings with the U.S. Securities and Exchange Commission (the “SEC”).

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Additional Information and Where to Find It

In connection with the proposed merger, SWM will file with the SEC a registration statement on Form S-4 to register the shares of SWM’s common stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of SWM and Neenah seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SWM, NEENAH AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from SWM at its website, www. swmintl.com, or from Neenah at its website, www.neenah.com. Documents filed with the SEC by SWM will be available free of charge by accessing SWM’s website at www.swmintl.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to SWM at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022, Attention: Investor Relations (1-800-514-0186), and documents filed with the SEC by Neenah will be available free of charge by accessing Neenah’s website at www.Neenah.com under the heading Investor Relations or, alternatively, by directing a request by telephone or mail to Neenah at 3460 Preston Ridge Road, Alpharetta, Georgia 30005, Attention: Investor Relations: (678-566-6500).

Participants in the Solicitation

SWM and Neenah and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Neenah and SWM in connection with the proposed merger under the rules of the SEC. Information about SWM’s directors and executive officers is available in SWM’s proxy statement dated March 18, 2022 for its 2022 Annual Meeting of Shareholders. Information about Neenah’s directors and executive officers is available in this proxy statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies

Neenah, Inc. 2022 Proxy Statement | 56

of these documents from the SEC’s website at www.sec.gov or from Neenah or SWM using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Neenah, Inc. 2022 Proxy Statement | 57

NEENAH INC

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NP2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74465-P66833 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEENAH, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Proposal for election of Class III Directors:

Nominees:	**For**	**Against**	**Abstain**
1a. Shruti Singhal	☐	☐	☐
1b. Tony R. Thene	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Proposal to approve an advisory vote on the Company's executive compensation;	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders and the Proxy Card accompanying said Notice.

Each of the foregoing matters have been proposed by Neenah, Inc. and is not conditioned on the approval of any other matters.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS

NEENAH INC

Thursday, May 19, 2022

3:00 p.m. Eastern Daylight Time

www.virtualshareholdermeeting.com/NP2022

AGENDA:

- Proposal for election of Class III Directors;
- Proposal to approve an advisory vote on the Company's executive compensation;
- Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah, Inc. for the fiscal year ending December 31, 2022; and
- Other business as may properly come before the Annual Meeting (the Board of Directors is currently unaware of any other business to be presented to a vote).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and the 2021 Annual Report to Stockholders are available at www.proxyvote.com.

D74466-P66833

NEENAH, INC.
Proxy – Annual Meeting of Stockholders – May 19, 2022
(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Neenah, Inc. hereby constitutes and appoints Paul F. DeSantis, Executive Vice President, Chief Financial Officer and Treasurer, and Noah S. Benz, Executive Vice President, General Counsel and Secretary, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of Neenah's Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/NP2022, on Thursday, May 19, 2022 at 3:00 p.m., Eastern Daylight Time, and at any adjournments thereof, upon the proposals stated on the reverse side which are more fully described in the Notice of, and Proxy Statement for, the Annual Meeting.

NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Neenah, Inc. 401(k) Plan and the Neenah, Inc. Retirement Contribution Plan (093861). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m., Eastern Daylight Time, on May 17, 2022, you will be treated as directing the Plans Trustee to vote the shares held in the Plans in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote OR as indicated on the reverse side in un-voted share methodology.

(Continued, and to be marked, dated and signed, on the other side)